As filed with the Securities and Exchange Commission on September 9, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Universal Insurance Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	6331	65-0231984
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1110 W. Commercial Blvd.

Fort Lauderdale, Florida 33309

(954) 958-1200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stephen J. Donaghy

Chief Executive Officer

1110 W. Commercial Blvd.

Fort Lauderdale, Florida 33309

(954) 958-1200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gerald M. Spedale

Gibson, Dunn & Crutcher LLP

811 Main Street, Suite 3000

Houston, Texas 77002

(346) 718-6600

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WE MAY NOT COMPLETE THE EXCHANGE OFFER AND ISSUE THESE SECURITIES UNTIL SUCH REGISTRATION STATEMENT IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION,

DATED SEPTEMBER 9, 2026

PROSPECTUS

Universal Insurance Holdings, Inc.

Offer to Exchange

Up to $100,000,000 in aggregate principal amount of

7.75% Senior Unsecured Notes due 2031

that have been registered under the Securities Act of 1933, as amended,

(CUSIP #91359V AF4 / ISIN #US91359VAF40)

for any and all outstanding unregistered

7.75% Senior Unsecured Notes due 2031

(CUSIP #91359V AD9 / ISIN #US91359VAD91)

The exchange offer will expire at 5:00 p.m., Eastern Time, on   , 2026, unless extended.

We are offering to exchange 7.75% Senior Unsecured Notes due 2031 that have been registered under the Securities Act of 1933, as amended, which we refer to in this prospectus as the “New Notes,” for any and all of our outstanding unregistered 7.75% Senior Unsecured Notes due 2031, which we issued in a private placement on June 16, 2026 and refer to as the “Old Notes.” We are making this offer to exchange the New Notes for the Old Notes to satisfy our obligations under the registration rights agreement we entered into with the purchasers of the Old Notes in connection with that private placement.

We will not receive any cash proceeds from the exchange offer. The exchange of New Notes for Old Notes will not increase our outstanding indebtedness. Any Old Notes that are not exchanged for New Notes will remain outstanding. The exchange offer is not subject to any minimum tender condition, but it is subject to certain customary conditions.

Subject to the terms of the exchange offer, after the exchange offer expires or is terminated, we will exchange Old Notes that have been validly tendered and not validly withdrawn for an equal principal amount of New Notes. The New Notes have terms that are identical in all material respects to the terms of the Old Notes, except that: (1) the New Notes have been registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and therefore will not bear any legend restricting their transfer; (2) the New Notes bear a different CUSIP number from the Old Notes; (3) the New Notes are generally not subject to transfer restrictions; (4) holders of the New Notes are not entitled to registration rights under the registration rights agreement we entered into with the purchasers of the Old Notes; and (5) because holders of the New Notes are not entitled to registration rights, they will not have the right to additional interest under the circumstances described in that registration rights agreement relating to our fulfillment of our registration obligations. After we fulfill our registration obligations, any additional interest on the Old Notes will cease to accrue. The New Notes evidence the same debt as the Old Notes and are governed by the same indenture under which the Old Notes were issued.

The New Notes are a new issue of securities with no established trading market, and we do not expect any public market to develop in the future for the New Notes. The Old Notes are not listed on any national securities exchange or quotation system, and we do not intend to apply for listing of the New Notes on any national securities exchange or quotation system.

Except as otherwise provided in this prospectus, you may validly withdraw your tender of Old Notes at any time prior to 5:00 p.m., Eastern Time, on   , 2026, the expiration date of the exchange offer.

Any broker-dealer that holds Old Notes acquired for its own account as a result of market-making activities or other trading activities and receives New Notes for its own account in the exchange offer may be a statutory underwriter and must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act of 1933, as amended, in connection with any resale of those New Notes. A broker-dealer that acquired Old Notes through market-making or other trading activities may use this prospectus, as supplemented or amended from time to time, in connection with resales of the New Notes for a period of 180 days after completion of the exchange offer. See “Plan of Distribution.”

Investing in our securities involves certain risks. See “Risk Factors” beginning on page 14, as well as the risk factors contained in our Annual Report on Form 10-K for the year ended December 31, 2025, and in the other reports filed by us with the Securities and Exchange Commission and incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not savings accounts, deposits or obligations of any bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus is   , 2026

ABOUT THIS PROSPECTUS

This prospectus is part of a Registration Statement on Form S-4, which we refer to as the “registration statement,” that we have filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us, the exchange offer, and the securities offered by this prospectus, reference is made to the registration statement, including the exhibits to the registration statement and the documents incorporated by reference therein.

We are providing this prospectus to holders of Old Notes in connection with our offer to exchange Old Notes for New Notes. We are not making the exchange offer to, nor will we accept tenders for exchange from, holders of Old Notes in any jurisdiction in which the exchange offer or the acceptance of the exchange offer would not be in compliance with the securities or blue sky laws of such jurisdiction.

You should read this prospectus together with the additional information described under the heading “Where You Can Find More Information” and in the accompanying letter of transmittal filed by us with the SEC. We have not authorized any other person to provide you with any other information with regard to the exchange offer. If anyone provides you with information that is different or inconsistent, you should not rely on it. You should not assume that any information contained in or incorporated by reference into the registration statement, of which this prospectus is a part, is accurate as of any date other than the date of the applicable document that contains such information. Our business, financial condition, results of operations and prospects may have changed since such date.

The registration statement of which this prospectus is a part, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. The registration statement can be obtained from the SEC’s website, www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.universalinsuranceholdings.com/investors/#sec-filings. The reference to our website is not intended to be an active link, and the information on, or that can be accessed through, our website is not, and you must not consider the information to be, a part of this prospectus or any other filings we make with the SEC.

You should not consider any information in this prospectus to be investment, legal or tax advice. You should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding the exchange offer and ownership of these securities.

Any broker-dealer that holds Old Notes acquired for its own account as a result of market-making activities or other trading activities and receives New Notes for its own account pursuant to the exchange offer may be a statutory underwriter and must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by any such broker-dealer in connection with any resale of New Notes received in exchange for such Old Notes. We will make additional copies of this prospectus, and any amendments or supplements hereto, available to any such broker-dealer that requests it in accordance with the instructions in the letter of transmittal. See “Plan of Distribution.”

Unless otherwise indicated or the context otherwise requires, as used in this prospectus, the terms “we,” “us,” “our,” “Universal” or the “Company” refer to Universal Insurance Holdings, Inc. and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and therefore we file annual, quarterly and current reports, proxy statements and other documents with the SEC. Our SEC filings are available on the SEC’s website at www.sec.gov. We also maintain a website at www.universalinsuranceholdings.com. The reference to our website is not intended to be an active link and the information on, or that can be accessed through, our website is not, and you must not consider the information to be, a part of this prospectus or any other filings we make with the SEC. See “Incorporation of Certain Documents by Reference” for more information on documents incorporated by reference into this prospectus.

This prospectus is part of the registration statement and does not contain all of the information in the registration statement. The registration statement, including the exhibits thereto and the documents incorporated by reference therein, contains additional relevant information about us, the New Notes and the exchange offer.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus the information in other documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference, by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in all cases, if you are considering whether to rely on information contained in this prospectus or information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference (other than any information furnished to, rather than filed with, the SEC, unless expressly stated otherwise therein) the documents listed below, which are considered to be a part of this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on February 27, 2026 (File No. 001-33251);

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2026 and June 30, 2026, as filed with the SEC on April 29, 2026 and July 30, 2026;

•	our Current Reports on Form 8-K filed on May 28, 2026, June 5, 2026, June 15, 2026 and June 18, 2026, except to the extent any such information is deemed “furnished” in accordance with SEC rules.

All other documents that we subsequently file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the initial date of the registration statement of which this prospectus is a part until the later of (1) the termination or completion of the exchange offer or (2) the termination of the period of time described under “Plan of Distribution” during which we have agreed to make available this prospectus to broker-dealers in connection with certain resales of the New Notes, are deemed to be incorporated by reference herein (other than any information furnished to, rather than filed with, the SEC, unless expressly stated otherwise therein).

Holders of the Old Notes may request a copy of these filings, at no cost, by contacting us at the following address or telephone number:

Universal Insurance Holdings, Inc.

Attention: Investor Relations

1110 W. Commercial Blvd.

Fort Lauderdale, FL 33309

Telephone: (954) 958-1200

To ensure timely delivery of any requested information, holders of the Old Notes must make any request no later than    , 2026, which is five business days before the expiration date of the exchange offer, or if we decide to extend the expiration date of the exchange offer, no later than five business days before such extended expiration date.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

In addition to historical information, this prospectus and any accompanying prospectus supplement, including documents incorporated by reference herein and therein, may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The forward-looking statements anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These forward-looking statements may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,” “estimates,” “intends,” “believes,” “likely,” “targets,” and other words with similar meanings. These statements may address, among other things, our strategy for growth, catastrophe exposure and other risk management, product development, investment results, regulatory approvals, market position, expenses, financial results, projections, estimates, litigation and reserves. Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results or outcomes could differ materially from those projected or assumed in any of our forward-looking statements. There may be other factors not presently known to us or which we currently consider to be immaterial that could cause our actual results to differ materially from those projected in any forward-looking statements we make. We believe that these statements are based on reasonable estimates, assumptions and plans. A detailed discussion of the risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is set forth below, which are a summary of those discussed in the section titled “Risk Factors” (Part I, Item 1A) of our Annual Report on Form 10-K for the year ended December 31, 2025. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. Risks and uncertainties that may affect, or have affected, our financial condition and operating results include, but are not limited to, the following:

•

As a property and casualty insurer, we may face significant losses, and our financial results may vary from period to period, due to exposure to catastrophic events and severe weather conditions, the frequency and severity of which could be affected by climate change;

•	Because we have significant exposure to the Florida market, our financial results are affected by the regulatory, economic, and weather conditions in Florida;

•	We have entered new markets and expect that we will continue to do so, but there can be no assurance that our diversification and growth strategy will be effective;

•	Actual claims incurred have exceeded, and in the future may exceed, reserves established for claims, adversely affecting our operating results and financial condition;

•

If we fail to adequately price the risks we underwrite, if emerging trends outpace our ability to adjust prices in a timely manner, or if we lose desirable exposures to competitors by overpricing our risks, we may experience underwriting losses, thereby depleting surplus at the Insurance Entities and capital at the holding company;

•	Unanticipated increases in the severity or frequency of claims adversely affect our profitability and financial condition;

•	The failure of the risk mitigation strategies we utilize could have a material adverse effect on our financial condition or results of operations;

•	Pandemics and macroeconomic conditions could impact our business, financial results, and growth;

•

Because we rely on independent insurance agents, the loss of these independent agent relationships and the business they control or our ability to attract new independent agents could have an adverse impact on our business;

•	We rely on models as a tool to evaluate risk, and those models are inherently uncertain and may not accurately predict existing or future losses;

•	Reinsurance may be unavailable in the future at reasonable levels and prices or on reasonable terms, which may limit our ability to write new business or to adequately mitigate our exposure to loss;

•	Reinsurance subjects us to the credit risk of our reinsurers, which could have a material adverse effect on our operating results and financial condition;

•	Our financial condition and operating results are subject to the cyclical nature of the property and casualty insurance business;

•	An overall decline in the housing market or general economic conditions could have a material adverse effect on the financial condition and results of operations of our business;

•	Our success depends, in part, on our ability to attract, retain, and develop talented employees, and the loss of any one of our key personnel could adversely impact our operations;

•	We could be adversely affected if our controls designed to ensure compliance with guidelines, policies and legal and regulatory standards are not effective;

•	The failure of our claims professionals to effectively manage claims could adversely affect our insurance business and financial results;

•	Litigation or regulatory actions could result in material settlements, judgments, fines, or penalties and consequently have a material adverse impact on our financial condition and reputation;

•	Failure to maintain or enhance our brand or damage to our reputation could adversely impact our business;

•	Our future results are dependent in part on our ability to successfully operate in a highly competitive insurance industry;

•

A downgrade in our financial strength or stability ratings may have an adverse effect on our competitive position, the marketability of our product offerings, and our liquidity, operating results and financial condition;

•	Breaches or other failures of our information systems or denial of service on our website could have an adverse impact on our business and reputation;

•

Our ability to implement or adjust to technological changes, especially regarding artificial intelligence, may be limited, or we could introduce technology containing errors, which may trigger regulatory actions or put us at a competitive disadvantage;

•

Lack of effectiveness of exclusions and other loss limitation methods in the insurance policies we write or changes in laws and/or potential regulatory approaches relating to them could have a material adverse effect on our financial condition or results of operations;

•	We are subject to market risk, which may adversely affect investment income;

•	Our overall financial performance depends in part on the returns on our investment portfolio;

•	We are subject to extensive regulation and potential further restrictive regulation may increase our operating costs and limit our growth and profitability;

•	UVE is a holding company and, consequently, its cash flow is dependent on dividends and other permissible payments from its subsidiaries;

•	Regulations limiting rate changes and requiring us to participate in loss sharing or assessments may decrease our profitability;

•

The amount of statutory capital and surplus that each of the Insurance Entities has and the amount of statutory capital and surplus it must hold vary and are sensitive to a number of factors outside of our control, including market conditions and the regulatory environment and rules;

•	To service our debt, we will require a significant amount of cash. Our ability to generate cash depends on many factors; and

•	Our indebtedness could adversely affect our financial results and prevent us from fulfilling our obligations under the Notes.

A discussion of these and other factors that could affect our results is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2025. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

SUMMARY

This summary highlights selected information appearing elsewhere in, or incorporated by reference into, this prospectus and is therefore qualified in its entirety by the more detailed information appearing elsewhere in, or incorporated by reference into, this prospectus. This summary may not contain all of the information that may be important to you or that you should consider in deciding to exchange your Old Notes for New Notes. You should read this entire prospectus, the documents it refers to and the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” carefully before making your decision.

Universal Insurance Holdings, Inc.

Universal Insurance Holdings, Inc., a Delaware corporation headquartered in Fort Lauderdale, Florida, is an insurance holding company that, through its primary insurance subsidiaries, Universal Property & Casualty Insurance Company (“UPCIC”) and American Platinum Property and Casualty Insurance Company (“APPCIC,” and together with UPCIC, the “Insurance Entities”), offers personal residential property and casualty insurance products across the Company’s multi-state footprint, with Florida representing its largest market. The Insurance Entities write primarily homeowners and related residential property coverages through an appointed independent agency network and digital distribution channels. UPCIC accounts for the substantial majority of the Insurance Entities’ business. APPCIC writes similar lines of insurance but is licensed only in Florida and Georgia.

The Company’s vertically integrated business model brings policy issuance together with underwriting, risk management, claims administration, policy servicing, distribution and other insurance-related services for the Insurance Entities as part of one coordinated operating platform. This business model is designed to support long-term underwriting profitability, maintain a conservative balance sheet to prepare for years in which the Insurance Entities are not able to achieve an underwriting profit, and generate investment income on assets.

As of June 30, 2026, the Company had total consolidated assets of approximately $3.31 billion and consolidated total stockholders’ equity of approximately $637.2 million, in each case under U.S. GAAP. For the six months ended June 30, 2026, the Insurance Entities generated direct written premium of approximately $1.1 billion. During the same period, the Company reported total revenues of approximately $820.6 million and net income of approximately $113.5 million, in each case as reported in the Company’s consolidated financial statements incorporated by reference into this prospectus.

Statutory capital and surplus are a regulatory accounting measure that differs from U.S. GAAP and is prepared under statutory accounting principles required for the Insurance Entities’ regulatory reporting. As of June 30, 2026, the Insurance Entities’ statutory capital and surplus was approximately $499.7 million for UPCIC and $34.3 million for APPCIC, or $534.0 million in total.

The Company’s results may be affected by catastrophe and weather-related losses, reinsurance cost and availability, claims and litigation trends, regulatory developments, competition, market investment conditions and the financial strength of its insurance subsidiaries, each of which is discussed in greater detail in the documents incorporated by reference into this prospectus.

Additional information about the Company and its subsidiaries is included in the documents incorporated by reference into this prospectus. See “Where You Can Find More Information.”

The Company’s principal executive offices are located at 1110 W. Commercial Boulevard, Fort Lauderdale, Florida 33309, and its telephone number is (954) 958-1200. Its common stock is listed on the New York Stock Exchange under the symbol “UVE.”

Summary of the Exchange Offer

The following provides a summary of certain terms of the exchange offer. See “The Exchange Offer” appearing elsewhere in this prospectus for a more complete description of the exchange offer and “Description of the Notes” for a more complete description of the terms of the Old Notes and New Notes.

Old Notes	$100,000,000 in aggregate principal amount of 7.75% Senior Unsecured Notes due 2031.

New Notes	Up to $100,000,000 in aggregate principal amount of 7.75% Senior Unsecured Notes due 2031 that have terms that are identical in all material respects to the terms of the Old Notes, except that: (1) the New Notes have been registered with the SEC under the Securities Act and, as a result, will not bear any legend restricting their transfer; (2) the New Notes bear a different CUSIP number from the Old Notes; (3) the New Notes are generally not subject to transfer restrictions; (4) holders of the New Notes are not entitled to registration rights under the registration rights agreement that we entered into with the initial purchasers of the Old Notes or otherwise; and (5) because the holders of the New Notes are not entitled to registration rights, holders of the New Notes will not have the right to additional interest under the circumstances described in the registration rights agreement relating to our fulfillment of our registration obligations.

Exchange Offer	We are offering to exchange the Old Notes for a like principal amount of New Notes. Subject to the terms of the exchange offer, following the expiration or termination of the exchange offer, we will exchange Old Notes that have been validly tendered and not validly withdrawn prior to such expiration or termination for an equal principal amount of New Notes.

Expiration Date	The exchange offer will expire at 5:00 p.m., Eastern Time, on , 2026, unless we decide to extend it.

Withdrawal Rights	Except as otherwise provided in this prospectus, you may validly withdraw your tender of Old Notes at any time prior to 5:00 p.m., Eastern Time, on the expiration date. For a withdrawal of tendered Old Notes to be effective, either (1) if you hold book-entry Old Notes, the exchange agent must receive, on or prior to 5:00 p.m. Eastern Time on the expiration date, a computer-generated notice of withdrawal, transmitted by the Depository Trust Company (“DTC”), on your behalf in accordance with the appropriate procedures of DTC’s Automated Tender Offer Program (“ATOP”) or (2) if you hold physical Old Notes, you must provide a written notice of withdrawal to the exchange agent prior to 5:00 p.m., Eastern Time, on the expiration date. See “The Exchange Offer—Withdrawal of Tenders.”

Conditions to Exchange Offer	The exchange offer is subject to customary conditions, which we may waive. See “The Exchange Offer—Conditions.”

Regulatory Approvals	Other than the federal securities laws, there are no federal or state regulatory requirements that we must comply with and there are no approvals that we must obtain in connection with the exchange offer.

Absence of Dissenters’ Rights	Holders of the Old Notes do not have any appraisal, dissenters’ or similar rights in connection with the exchange offer. See “The Exchange Offer—General.”

Procedures for Tendering Old Notes	For any Old Notes that are represented by global book-entry notes, DTC, as depositary, or DTC’s nominee is treated as the registered holder of the Old Notes and will be the only entity that can tender your Old Notes for New Notes.

To participate in the exchange offer, you must follow the procedures established by DTC for tendering Old Notes held in book-entry form. DTC’s ATOP procedures require that, prior to the expiration date of the exchange offer, (1) DTC receives (a) your instructions to exchange your Old Notes and (b) your agreement to be bound by the terms of the accompanying letter of transmittal, and (2) the exchange agent receives a computer-generated message known as an “agent’s message” that is transmitted through ATOP.

For any Old Notes that are represented by a physical note that is registered in the initial purchaser’s name, each beneficial holder of an Old Note must transmit a properly completed and duly executed letter of transmittal, the physical note, and all other documents required by the letter of transmittal to UMB Bank, National Association, the exchange agent, at its address listed under “The Exchange Offer—Exchange Agent.”

Please note that by using the ATOP procedures to tender and exchange Old Notes, you will be bound by the terms of the accompanying letter of transmittal, and you will be deemed to have made the acknowledgments and representations it contains. See “The Exchange Offer—Eligibility; Transferability” and “The Exchange Offer—Representations.”

Material United States Federal Income Tax Considerations	The exchange of Old Notes for New Notes in the exchange offer generally should not constitute a taxable event for U.S. federal income tax purposes. See “Material United States Federal Income Tax Considerations.” You should consult your own tax advisor as to the tax consequences of exchanging your Old Notes for New Notes.

Registration Rights

Under the terms of the registration rights agreement that we entered into with the initial purchasers of the Old Notes at the time we issued the Old Notes, we agreed to register the New Notes and undertake the exchange offer. The exchange offer is intended to satisfy the rights of holders of Old Notes under that registration rights agreement. After the exchange offer is completed, we will have no further obligations, except under certain limited circumstances, to provide for any exchange or undertake any further registration with respect to the Old Notes.

Transferability	Based on existing interpretations of the Securities Act by the staff of the SEC set forth in several no-action letters issued to other parties, we believe that you may offer for resale, resell or otherwise transfer the New Notes without complying with the registration and prospectus delivery requirements of the Securities Act, provided that:

•	you, or the person receiving the New Notes, are acquiring the New Notes in the ordinary course of business;

•	you do not, nor does any such person, have an arrangement or understanding with any person to participate in any distribution (within the meaning of the Securities Act) of the New Notes;

•	you are not, nor is any such person, an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

•

you are not, nor is any such person, a broker-dealer registered under the Exchange Act, and you are not engaged in, nor is any such person engaged in, and do not intend to engage in, any distribution (within the meaning of the Securities Act) of the New Notes; and

•	you are not acting on behalf of any person who could not truthfully make these statements.

Our belief that transfers of New Notes would be permitted without complying with the registration and prospectus delivery requirements of the Securities Act under the conditions described above is based on interpretations by the staff of the SEC given to other, unrelated issuers in similar exchange offers. The staff of the SEC has not considered the exchange offer in the context of a no-action letter, and we cannot assure you that the staff of the SEC would make a similar interpretation with respect to the exchange offer. If our belief is not accurate and you transfer a New Note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from such requirements, you may incur liability under the Securities Act. We do not and will not assume, or indemnify you against, such liability. See “Risk Factors—Risks Related to the Exchange Offer.” Any broker-dealer that holds Old Notes acquired for its own account as a result of market-making activities or other trading activities and that receives New Notes for its own account pursuant to the exchange offer may be a statutory underwriter and must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. See “Plan of Distribution.”

Consequences of Failing to Exchange Old Notes	Any Old Notes that are not exchanged in the exchange offer will continue to be governed by the indenture relating to the Old Notes and the terms of the Old Notes. Old Notes that are not exchanged will remain “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act and will be subject to the restrictions on transfer described in the Old Notes, and you will generally not be able to offer, sell, pledge or otherwise transfer the Old Notes, except to us or to any of our subsidiaries, under a registration statement that has been declared effective under the Securities Act or under an exemption from the requirements of the Securities Act. Upon the completion of the exchange offer, we will have no further obligations, except under limited circumstances, to provide for any exchange or undertake any further registration with respect to the Old Notes, and any accrual of additional interest on the Old Notes that are exchanged for New Notes in the exchange offer will cease. If you do not participate in the exchange offer, the liquidity of your Old Notes could be adversely affected. See “Risk Factors—Risks Related to the Exchange Offer” and “The Exchange Offer—Consequences of Failure to Exchange.”

Use of Proceeds	We will not receive any cash proceeds from the exchange of Old Notes for New Notes as a result of the exchange offer. Subject to certain exceptions, we will pay all expenses incident to the exchange offer.

Cancellation of Exchanged Old Notes	Old Notes that are surrendered in exchange for New Notes will be retired and cancelled and will not be reissued. Accordingly, the issuance of the New Notes under the exchange offer will not result in any increase in our outstanding indebtedness.

Exchange Agent	UMB Bank, National Association is serving as the exchange agent for the exchange offer. See “The Exchange Offer—Exchange Agent” for the address, telephone number and email address of the exchange agent.

Summary of the New Notes

The following summarizes certain terms of the New Notes. The New Notes have terms that are identical in all material respects to the terms of the Old Notes, except that: (1) the New Notes have been registered with the SEC under the Securities Act and, as a result, will not bear any legend restricting their transfer; (2) the New Notes bear a different CUSIP number from the Old Notes; (3) the New Notes are generally not subject to transfer restrictions; (4) holders of the New Notes are not entitled to registration rights under the registration rights agreement that we entered into with the initial purchasers of the Old Notes; and (5) because holders of the New Notes are not entitled to registration rights, holders of the New Notes will not have the right to additional interest under the circumstances described in the registration rights agreement relating to our fulfillment of our registration obligations. The New Notes will evidence the same debt as the Old Notes and will be governed by the same indenture under which the Old Notes were issued. See “Description of the Notes” for a more complete description of the terms of the New Notes. References in this prospectus to the “Notes” include both the Old Notes and the New Notes unless otherwise indicated or the context otherwise requires.

Issuer	Universal Insurance Holdings, Inc.

Securities	7.75% Senior Unsecured Notes due 2031

Aggregate Principal Amount	Up to $100,000,000.

Stated Maturity	June 30, 2031, unless previously redeemed.

Form and Denomination	The New Notes will be issued only in registered form without coupons and in minimum denominations of $100,000 and any integral multiple of $1,000 in excess thereof. Unless otherwise required for institutional accredited investors, the New Notes will be evidenced by a global note deposited with the trustee for the New Notes, as custodian for DTC, and transfers of beneficial interests will be facilitated only through records maintained by DTC and its participants.

Interest Rate and Interest Rate Period	From and including June 16, 2026 to but excluding June 30, 2031 or any earlier redemption date, the New Notes will bear interest at a fixed annual rate equal to 7.75%, payable semiannually in arrears on June 30 and December 30 of each year, beginning on December 30, 2026.

Day Count Convention	30-day month/360-day year

Record Dates	We will make each interest payment to the holders of record of the New Notes at the close of business on the fifteenth calendar day prior to the applicable interest payment date, without regard to whether such day is a business day.

Ranking	The New Notes will be our general unsecured senior obligations and:

•	will rank equally in right of payment and upon liquidation with all of our existing and future senior unsecured indebtedness;

•	will rank effectively subordinate in right of payment to all of our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness;

•

will rank senior in right of payment and upon liquidation to any future subordinated indebtedness, the terms of which provide that such indebtedness ranks junior in right of payment to note indebtedness such as the Notes; and

•	will be structurally subordinated to the liabilities of our subsidiaries.

As of June 30, 2026, the Company and its subsidiaries had, in the aggregate, outstanding third-party debt of approximately $100.4 million, which consists of the Notes and a statutory surplus note UPCIC entered into on November 9, 2006 with the State Board of Administration of Florida (“SBA”) under Florida’s Insurance Capital Build-Up Incentive Program. In addition, as of June 30, 2026, the Company (excluding its consolidated subsidiaries) had no indebtedness that would rank senior to the New Notes, and no indebtedness that would rank subordinate to the New Notes. The Company also maintains a committed, unsecured revolving credit line (“Revolving Loan”) with JPMorgan Chase Bank, N.A. with an aggregate commitment not to exceed $50.0 million, which is subject to annual renewal. As of June 30, 2026, the Revolving Loan was undrawn.

Optional Redemption	At any time and from time to time prior to June 30, 2029, we may redeem, at our option, all or part of the Notes upon not less than five (5) nor more than 60 days’ prior notice at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium (as defined in the indenture) plus accrued and unpaid interest thereon to, but not including, the date of redemption (subject to the rights of holders of the Notes on the relevant record date to receive interest due on the relevant interest payment date). On or after June 30, 2029, we may redeem, at our option, all or part of the Notes at the following redemption prices, expressed as percentages of the outstanding principal amount thereof to be redeemed, together with any accrued and unpaid interest to, but not including, the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the periods indicated below:

Year	Redemption Price
June 30, 2029 to but excluding June 30, 2030	101.9375%
June 30, 2030 and thereafter	100.0000%

Limited Indenture Covenants	The Notes include certain covenants, including the

•

Leverage Maintenance Test: The Company must maintain a Consolidated Indebtedness to GAAP Capitalization Ratio (as defined in the indenture) of no greater than 40%, as of the last day of each fiscal quarter;

•	Interest Reserve: The Company agrees to maintain cash on hand at least equal to the next 12 months of interest payments on the Notes so long as the Notes remain outstanding;

•

Limitation on Secured Indebtedness: Other than any existing secured indebtedness, the Company will not incur or permit to exist any mortgage, pledge, encumbrance or lien or charge securing indebtedness on any property or asset of the Company or any of its subsidiaries in excess of 40% of the Consolidated Indebtedness (as such term is defined in the indenture) of the Company when combined with any existing secured indebtedness of the Company or any of its subsidiaries; and

•

Ratings Maintenance: The Company will use reasonable best efforts to maintain a rating of the Notes from Kroll Bond Rating Agency, LLC (“KBRA”), provided that, in the event KBRA is no longer available to rate the Notes, the Company shall use its reasonable best efforts to maintain a rating of the Notes with another Ratings Agency (as defined in the indenture).

Offer to Repurchase upon a Change of Control	If a Change of Control (as defined in the indenture) occurs, unless we have previously or concurrently exercised our right to redeem all of the Notes, each holder of Notes will have the right to require us to repurchase all or any part of that holder’s Notes at a repurchase price equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, to the date of repurchase. See “Description of the Notes—Offer to Repurchase upon a Change of Control.”

Listing; No Public Market	The New Notes are a new issue of securities with no established trading market and we do not expect any public market to develop in the future for the New Notes. The Old Notes are not listed on any national securities exchange or quotation system and we do not intend to apply for listing of the New Notes on any national securities exchange or quotation system.

Risk Factors	See “Risk Factors” beginning on page 14 of this prospectus, as well as the sections entitled “Risk Factors” in our annual and quarterly reports filed with the SEC, and other information included in or incorporated by reference into this prospectus, for a discussion of factors you should consider carefully before deciding to participate in the exchange offer.

Trustee	UMB Bank, National Association, or its successor if replaced in accordance with the provisions of the indenture.

Governing Law	The indenture and the New Notes are governed by and will be construed in accordance with the laws of the State of New York.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this prospectus, you should carefully consider the risks described below, the matters addressed under “Cautionary Note Regarding Forward-Looking Statements” and the matters discussed under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2025 and any updates to those risk factors set forth in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are incorporated by reference herein. See “Where You Can Find More Information.” If any of these risks develop into actual events, our business, financial condition, liquidity, results of operations and prospects could be materially and adversely affected, the value of the New Notes could decline, our ability to repay the New Notes may be impaired and you may lose all or part of your investment.

Risks Related to our Business

For a discussion of certain risks applicable to our business and operations, see the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025, as updated by our subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Risks Related to the Exchange Offer

If you do not tender your Old Notes, you will continue to hold unregistered Old Notes, and your ability to transfer Old Notes will be adversely affected.

If you do not exchange your Old Notes for New Notes in the exchange offer, you will continue to be subject to the transfer restrictions described in the legend on the global certificates or certificates for the Old Notes, as applicable. Those restrictions arose because we issued the Old Notes in a private placement not subject to registration under the Securities Act or applicable state securities laws. In general, you may offer or sell the Old Notes only if they are registered under the Securities Act and applicable state securities laws or if an exemption from those requirements is available. We do not intend to register any resale of the Old Notes under the Securities Act. Additionally, the tender of Old Notes under the exchange offer by other holders will reduce the principal amount of the Old Notes outstanding, which may have an adverse effect upon, and increase the volatility of, the market price of any Old Notes that remain outstanding, due to a reduction in liquidity. See “The Exchange Offer—Consequences of Failure to Exchange.”

You may not receive New Notes in the exchange offer if you do not properly follow the exchange offer procedures.

We will issue New Notes in exchange for your Old Notes only if you validly tender and do not validly withdraw your Old Notes before expiration of the exchange offer. Although we intend to request the exchange agent to notify holders of defects or irregularities relating to tenders and withdrawals of Old Notes, neither we, the exchange agent nor any other person will have any duty or incur any liability for failure to give such notification. If you are the beneficial holder of Old Notes that are held through your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender such Old Notes in the exchange offer, you should promptly contact the person through whom your Old Notes are held and instruct that person to tender your Old Notes on your behalf in accordance with the procedures described in this prospectus and the accompanying letter of transmittal. Old Notes that are not tendered or that are tendered but not accepted for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act, and upon consummation of the exchange offer, certain registration and other rights under the registration rights agreement that we entered into with the initial purchasers of the Old Notes will terminate. See “The Exchange Offer—Procedures for Tendering Old Notes” and “The Exchange Offer—Consequences of Failure to Exchange.”

Some holders who exchange their Old Notes may be deemed to be underwriters, and these holders will be required to comply with additional requirements under the Securities Act.

Based on interpretations of the Securities Act by the staff of the SEC contained in certain no-action letters issued to other parties, we believe that you, or any other person receiving New Notes, may offer for resale, resell or otherwise transfer the New Notes without complying with the registration and prospectus delivery requirements of the Securities Act. Our belief that transfers of New Notes would be permitted without registration or prospectus delivery under the conditions described above is based on interpretations by the staff of the SEC given to other, unrelated issuers in similar exchange offers. The staff of the SEC has not considered the exchange offer in the context of a no-action letter, and we cannot assure you that the staff of the SEC would make a similar interpretation with respect to the exchange offer. Additionally, in some instances described in this prospectus under “Plan of Distribution,” certain holders of New Notes will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to resell the New Notes. If any such holder transfers any New Notes without delivering a prospectus meeting the requirements of the Securities Act or without an applicable exemption from registration under the Securities Act, such holder may incur liability under the Securities Act. We do not and will not assume, or indemnify any such holder or other person against, such liability.

Risks Related to the Notes

The Notes are senior unsecured obligations and will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness.

Although the New Notes will rank on par with the Old Notes, the Notes will be general unsecured senior obligations of the Company and, consequently, will rank junior in right of payment to all of our secured indebtedness now existing or that we incur in the future to the extent of the value of the collateral securing such indebtedness. As a result, upon any payment or distribution of assets to creditors in the case of liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors or any bankruptcy, insolvency or similar proceeding, holders of secured indebtedness will be entitled to have the secured indebtedness paid in full from the assets securing such indebtedness before the holders of the Notes receive any payment of principal of, or interest on, the Notes. Because the Notes are not secured by any of our assets, it is possible that there would be no assets from which claims of the holders of the Notes could be satisfied or, if any assets existed, they might be insufficient to satisfy such claims in full. Holders of the Notes will participate ratably in our remaining assets with all holders of any unsecured indebtedness that does not rank junior to the notes, based upon the respective amounts owed to each holder or creditor. In any of the foregoing events, there may be insufficient assets to pay amounts due on the Notes. As a result, holders of the Notes would likely receive less, ratably, than holders of secured indebtedness.

As of June 30, 2026, we had, in aggregate, outstanding indebtedness of $100.4 million, consisting of the Notes and a statutory surplus note entered into by UPCIC with the Florida SBA under Florida’s Insurance Capital Build-Up Incentive Program. In addition, as of June 30, 2026, the Company (excluding its consolidated subsidiaries) had no indebtedness that would rank senior to the New Notes, and no indebtedness that would rank subordinate to the New Notes. The Company also maintains a committed, unsecured revolving credit line with JPMorgan Chase Bank, N.A. with an aggregate commitment not to exceed $50.0 million, which is subject to annual renewal. As of June 30, 2026, the Revolving Loan was undrawn. In the future, we and our subsidiaries may incur other indebtedness, which may be substantial in amount, including indebtedness ranking on par with the notes and secured indebtedness ranking effectively senior to the notes to the extent of the collateral securing such indebtedness. Any additional indebtedness and liabilities that we and our subsidiaries incur may adversely affect our ability to pay our obligations on the Notes.

The Notes are obligations only of Universal Insurance Holdings, Inc. and not obligations of any of our subsidiaries and will be effectively subordinated to the existing and future indebtedness, deposits and other liabilities of our subsidiaries.

The Notes are obligations solely of Universal Insurance Holdings, Inc. and are not obligations of any of our subsidiaries. Our subsidiaries are separate and distinct legal entities from Universal Insurance Holdings, Inc. The rights of Universal Insurance Holdings, Inc. and its creditors, including the holders of the Notes, to participate in any distribution of assets of the subsidiaries (either as a shareholder or as a creditor) upon an insolvency, bankruptcy, liquidation, dissolution, winding up or similar proceeding of such subsidiary (and the consequent right of the holders of the Notes to participate in those assets after repayment of our existing or future senior indebtedness), will be subject to the prior claims of that subsidiary’s creditors.

Accordingly, the Notes are effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. Any additional indebtedness and liabilities incurred by our subsidiaries may adversely affect our ability to pay our obligations on the Notes.

As of June 30, 2026, our subsidiary, UPCIC, had outstanding third-party debt of approximately $0.4 million, which consists solely of a statutory surplus note entered into on November 9, 2006 with the SBA under Florida’s Insurance Capital Build-Up Incentive Program.

To service our debt, we will require a significant amount of cash. Our ability to generate cash depends on many factors.

Our ability to make payments on or to refinance our indebtedness, including our ability to meet our obligations under the Notes, and to fund our operations depends on our ability to generate cash. This will depend on our financial and operating performance, which are subject to our loss and loss adjustment experience, weather and climate trends, and general economic, financial, competitive, legislative, regulatory, and capital market conditions that are beyond our control. If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be unable to obtain new financing or to fund our obligations to our customers and business partners, implement our business plans, sell assets, seek additional capital, or restructure or refinance our indebtedness, including the Notes. As a result, we may be unable to meet our obligations under the Notes. In the absence of sufficient capital resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet debt service and other obligations. We may not be able to consummate those dispositions of assets or obtain the proceeds that we could realize from them, and these proceeds may not be adequate to meet any debt service obligations then due, including obligations under the Notes. See “Business” in our Annual Report on Form 10-K for the year ended December 31, 2025 for additional information.

Our indebtedness could adversely affect our financial results and prevent us from fulfilling our obligations under the Notes.

In addition to the currently outstanding indebtedness of the Company and its subsidiaries, we may need to borrow substantial additional amounts in the future, including by accessing the capital markets. If new indebtedness is incurred in addition to our current debt levels, the related risks that we now face could increase, particularly if the cost of new indebtedness is high. Our indebtedness, including the indebtedness we may incur in the future, could have important consequences for the holders of the Notes, including:

•	limiting our ability to satisfy our obligations with respect to the Notes;

•	increasing our vulnerability to general adverse economic conditions;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements;

•

requiring a substantial portion of our cash flows from operations for the payment of principal of and interest on our indebtedness and thereby reducing our ability to use our cash flows to fund working capital, capital expenditures and general corporate requirements;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry; and

•	putting us at a disadvantage compared to competitors with less indebtedness.

The Notes are subject to limited rights of acceleration.

Payment of principal of the Notes may be accelerated only in the case of certain bankruptcy-related events with respect to us. As a result, holders of the Notes have no right to accelerate the payment of principal of the Notes if we fail to pay principal of or interest on the Notes or if we fail to perform any of our other obligations under the Notes or in the indenture. See “Description of the Notes—Events of Default; Right of Acceleration; Failure to Pay Principal or Interest.”

The Notes may be redeemed at our option under certain circumstances, which limits the ability of holders of the Notes to accrue interest over the full stated term of the Notes.

At any time and from time to time prior to June 30, 2029, we may, at our option, redeem the Notes, in whole or in part, upon not less than five (5) nor more than 60 days’ prior notice at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium (as defined in the indenture) plus accrued and unpaid interest thereon to, but not including, the redemption date (subject to the rights of holders of the Notes on the relevant record date to receive interest due on the relevant interest payment date). In addition, we may, at our option, redeem the Notes, in whole or in part, on June 30, 2029 and at any time thereafter at the following redemption prices (expressed as a percentage of the principal amount) plus accrued and unpaid interest, if any, on the Notes redeemed to, but not including, the applicable redemption date (subject to the rights of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the periods indicated below:

Year	Redemption Price
June 30, 2029 to but excluding June 30, 2030	101.9375%
June 30, 2030 and thereafter	100.0000%

If we redeem the Notes for any reason, you will not have the opportunity to continue to accrue and be paid interest to the stated maturity date, and you may not be able to reinvest the redemption proceeds you receive in a similar security or in securities bearing similar interest rates or yields.

We may not be able to repurchase the Notes for cash upon a Change of Control.

Upon the occurrence of a Change of Control (as defined in the indenture and described under “Description of the Notes—Offer to Repurchase upon a Change of Control”), unless we have previously or concurrently exercised our right to redeem all of the Notes as described under “Description of the Notes—Redemption,” each holder of Notes will have the right to require us to repurchase all or any part of that holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased to the date of repurchase, subject to certain exceptions set forth in the indenture. If we experience a Change of Control, we can offer no assurance that we would have sufficient financial resources available to satisfy our obligation to repurchase any or all of the Notes for cash should any holder elect to cause us to do so. Our failure to repurchase the Notes as required under the indenture would result in a default under the indenture and could have material adverse consequences for us and the holders of the Notes. See “Description of the Notes—Offer to Repurchase upon a Change of Control.”

An active trading market for the New Notes may not develop.

The New Notes are a new issue of securities with no established trading market and we do not intend to apply for listing on any national securities exchange or quotation system. If an active trading market for the New Notes does not develop, the market price and liquidity of the New Notes may be adversely affected. If the New Notes are traded, they may trade at a discount depending on prevailing interest rates, the market for similar securities, our performance and other factors. Accordingly, we cannot assure you that a trading market will develop or that holders will be able to sell their New Notes.

Changes in our credit ratings may adversely affect your investment in the Notes and our credit ratings may not reflect all risks of an investment in the New Notes.

Any credit ratings on the Notes are assessments by rating agencies of our ability to pay our debts when due and are not recommendations to purchase, hold or sell the Notes. Ratings are limited in scope and do not address all material risks relating to an investment in the Notes. The ratings reflect only the view of each rating agency at the time the rating is issued based on information furnished to the ratings agencies by us and information obtained by the ratings agencies from other sources. There can be no assurance that any such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant at any time.

Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under review for downgrade, could adversely affect the market value and liquidity of the Notes, increase our borrowing costs and affect the way we are perceived in the capital markets. Our credit ratings may also not reflect all potential risks related to the market or other factors on the value of the New Notes. Furthermore, because your return on the New Notes depends upon factors in addition to our ability to pay our obligations, an improvement in our credit ratings will not reduce the other investment risks related to the New Notes.

Insurance laws and regulations may restrict the ability of our insurance subsidiaries to pay dividends or make other distributions to us, which could impair our ability to service the Notes.

Our insurance subsidiaries are subject to regulation by state insurance regulators, including restrictions on the amount and timing of dividends and other distributions that may be paid to us. These restrictions may require insurance regulatory approval, may limit dividends to amounts determined by reference to statutory surplus or statutory income, and may be affected by risk-based capital requirements, regulatory examinations, catastrophe exposure, claims experience, reinsurance costs and other business or regulatory considerations. Any limitation on the ability of our insurance subsidiaries to pay dividends or make other distributions to us could reduce the cash available to us to service the Notes.

Changes in market interest rates could adversely affect the value of the Notes.

The Notes bear interest at a fixed rate. Increases in prevailing market interest rates generally would be expected to adversely affect the market value of fixed-rate debt securities, including the Notes. If you sell your Notes before maturity, you may receive less than the principal amount of your Notes depending on then-prevailing interest rates, the market for similar securities, our credit profile and other factors.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement that we entered into with the initial purchasers of the Old Notes. We will not receive any cash proceeds from the exchange offer. In consideration for issuing the New Notes as contemplated by this prospectus, we will receive a like principal amount in exchange of the Old Notes. Old Notes that are surrendered in exchange for New Notes will be retired and cancelled and will not be reissued. Accordingly, the issuance of the New Notes under the exchange offer will not result in any increase in our outstanding indebtedness. Subject to certain exceptions, we will pay all expenses incident to the exchange offer.

THE EXCHANGE OFFER

General

In connection with the issuance of the Old Notes on June 16, 2026, we entered into a registration rights agreement with the initial purchasers of the Old Notes, which provides for the exchange offer we are making pursuant to this prospectus. The exchange offer will permit eligible holders of Old Notes to exchange their Old Notes for New Notes that are identical in all material respects with the Old Notes, except that:

•	the New Notes have been registered with the SEC under the Securities Act and, as a result, will not bear any legend restricting their transfer;

•	the New Notes bear a different CUSIP number from the Old Notes;

•	the New Notes are generally not subject to transfer restrictions;

•	holders of the New Notes are not entitled to registration rights under the registration rights agreement or otherwise; and

•

because the New Notes are not entitled to registration rights, holders of the New Notes will not have the right to additional interest under the circumstances described in the registration rights agreement relating to our fulfillment of our registration obligations.

The New Notes will evidence the same debt as the Old Notes. Holders of the New Notes will continue to be entitled to the benefits of the indenture. Accordingly, the New Notes and the Old Notes will be treated as a single series of debt securities under the indenture. Old Notes that are not accepted for exchange in the exchange offer will remain outstanding and interest on those Old Notes will continue to accrue at the applicable interest rate and be subject to the terms of the indenture.

The exchange offer does not depend on any minimum aggregate principal amount of Old Notes being tendered for exchange.

We intend to conduct the exchange offer in accordance with the registration rights agreement, the applicable requirements of the Exchange Act and applicable SEC rules and regulations relating to transactions of this type.

We will be deemed to have accepted validly tendered Old Notes if and when we have given oral or written notice to the exchange agent of our acceptance of such Old Notes. Subject to the terms and conditions of the exchange offer, delivery of New Notes will be made by the exchange agent after receipt of our notice of acceptance. The exchange agent will act as agent for the holders of Old Notes tendering their Old Notes for the purpose of receiving New Notes from us in exchange for such tendered and accepted Old Notes. The exchange offer is subject to the conditions set forth below under “The Exchange Offer—Conditions.” As a result of these conditions (which may be waived by us, in whole or in part, in our absolute discretion), we may not be required to exchange any of the Old Notes. In such case, or if any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of other events described in this prospectus or otherwise, we will return or cause to be returned the Old Notes not exchanged to the tendering holder after the expiration or termination of the exchange offer.

If a holder of Old Notes validly tenders Old Notes in the exchange offer, the tendering holder will not be required to pay us brokerage commissions or fees. In addition, subject to the instructions in the letter of transmittal and certain limited exceptions described in this prospectus and the letter of transmittal, the tendering holder will not be required to pay transfer taxes for the exchange of Old Notes. Subject to certain exceptions described in this prospectus, we will pay all of the expenses in connection with the exchange offer, other than certain applicable taxes. See “The Exchange Offer—Fees and Expenses.”

Holders of outstanding Old Notes do not have any appraisal, dissenters’ or similar rights in connection with the exchange offer. Outstanding Old Notes that are not tendered, or are tendered but not accepted, in connection with the exchange offer will remain outstanding.

NEITHER WE NOR THE EXCHANGE AGENT ARE MAKING ANY RECOMMENDATION TO HOLDERS OF THE OUTSTANDING OLD NOTES AS TO WHETHER THEY SHOULD TENDER ALL OR ANY PORTION OF THEIR OLD NOTES IN THE EXCHANGE OFFER. NEITHER WE NOR THE EXCHANGE AGENT HAVE AUTHORIZED ANYONE TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF OLD NOTES MUST MAKE THEIR OWN DECISION WHETHER TO TENDER OLD NOTES IN THE EXCHANGE OFFER AND, IF SO, THE AGGREGATE PRINCIPAL AMOUNT OF OUTSTANDING OLD NOTES TO TENDER, AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISORS, IF ANY, BASED ON THEIR FINANCIAL POSITION AND INDIVIDUAL REQUIREMENTS.

Registration Rights Agreement

We issued the Old Notes in a private placement not subject to registration under the Securities Act or applicable state securities laws. In connection with the issuance of the Old Notes, we entered into a registration rights agreement with the initial purchasers of the Old Notes, and we are making the exchange offer to comply with our contractual obligations under the registration rights agreement.

The following provides a summary of certain terms of the registration rights agreement. This summary is qualified in its entirety by reference to the registration rights agreement, which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

Under the terms of the registration rights agreement, we agreed to register the New Notes and undertake the exchange offer. The exchange offer is intended to satisfy the rights of holders of Old Notes under the registration rights agreement. After the exchange offer is completed, we will have no further obligations, except under the limited circumstances described below, to provide for any exchange or undertake any further registration with respect to the Old Notes.

Under the terms of the registration rights agreement, we agreed, among other things, to use commercially reasonable efforts to:

•	file with the SEC on or prior to October 14, 2026 a registration statement covering the offer by the Company to exchange all of the Old Notes for a like aggregate principal amount of the New Notes;

•

cause that registration statement to be declared effective by the SEC no later than 20 business days after the date the Company is notified by the SEC that the registration statement will not be reviewed, or will not be subject to further review;

•	cause that registration statement to remain effective until the closing of the exchange offer; and

•	consummate the exchange offer no later than 360 days after the date of the original issuance of the Old Notes.

We also agreed to issue and exchange New Notes for all Old Notes validly tendered and not validly withdrawn before the expiration of the exchange offer. We are sending this prospectus, together with a letter of transmittal, to all the holders of the Old Notes known to us. For each Old Note validly tendered to us in the exchange offer and not validly withdrawn, the holder will receive a New Note having a principal amount equal to the principal amount of the tendered Old Note. Old Notes may be exchanged, and New Notes will be issued, only in minimum denominations of $100,000 and any integral multiple of $1,000 in excess thereof.

We further agreed that, under certain circumstances, we would file a shelf registration statement with the SEC that would allow resales by certain holders of the Old Notes in lieu of such holders participating in the exchange offer.

Eligibility; Transferability

We are making the exchange offer in reliance on interpretations of the Securities Act by the staff of the SEC set forth in several no-action letters issued to other parties. We have not sought or received our own no-action letter from the staff of the SEC with respect to the exchange offer and the related transactions, and there can be no assurance that the staff of the SEC will make a determination in the case of the exchange offer and such transactions that is similar to its determinations in the above-mentioned no-action letters. However, based on these existing SEC staff interpretations, we believe that you, or any other person receiving New Notes, may offer for resale, resell or otherwise transfer the New Notes without complying with the registration and prospectus delivery requirements of the Securities Act, provided that:

•	you are, or the person receiving the New Notes is, acquiring the New Notes in the ordinary course of business;

•	you do not, nor does any such person, have an arrangement or understanding with any person to participate in any distribution (within the meaning of the Securities Act) of the New Notes;

•	you are not, nor is any such person, an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

•

you are not, nor is any such person, a broker-dealer registered under the Exchange Act, and you are not engaged in, nor is any such person engaged in, and do not intend to engage in, any distribution (within the meaning of the Securities Act) of the New Notes; and

•	you are not acting on behalf of any person who could not truthfully make these statements.

To participate in the exchange offer, you must represent as a holder of Old Notes that each of these statements is true.

In addition, in order for broker-dealers registered under the Exchange Act to participate in the exchange offer, each such broker-dealer must also: (1) represent that it is participating in the exchange offer for its own account and is exchanging Old Notes acquired as a result of market-making activities or other trading activities; (2) confirm that it has not entered into any arrangement or understanding with us or any of our affiliates to distribute the New Notes; and (3) acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the New Notes. The letter of transmittal to be delivered in connection with a tender of the Old Notes states that by so acknowledging and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resale of the New Notes received in exchange for the Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days following the expiration date of the exchange offer, we will amend or supplement this prospectus to expedite or facilitate the disposition of any New Notes by such broker-dealers.

Any holder of Old Notes (1) who is our affiliate, (2) who does not acquire the New Notes in the ordinary course of business, (3) who participates in or intends to participate in the exchange offer for the purpose of, or with a view to, distributing the New Notes or (4) who is a broker-dealer who purchased the Old Notes directly from us:

•	will not be able to rely on the interpretation of the staff of the SEC set forth in the no-action letters described above;

•	will not be able to tender Old Notes in the exchange offer; and

•

must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the New Notes, unless the sale or transfer is made pursuant to an exemption from those requirements.

The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of Old Notes in any jurisdiction in which the exchange offer or the acceptance of the exchange offer would not be in compliance with the securities or blue sky laws of such jurisdiction.

Expiration of the Exchange Offer; Extensions; Amendments

The exchange offer will expire at 5:00 p.m. Eastern Time on    , 2026, or at such later date or time to which we may extend the exchange offer. We refer to such date, as it may be extended, as the “expiration date.” To extend the exchange offer, we will notify the exchange agent and each registered holder of the Old Notes of any extension before 9:00 a.m. Eastern Time on the next business day after the previously scheduled expiration date. During any such extension, all Old Notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us.

We reserve the right to extend the exchange offer, delay accepting any tendered Old Notes or, if any of the conditions described below under the heading “The Exchange Offer—Conditions” have not been satisfied, to terminate the exchange offer. We also reserve the right to amend the terms of the exchange offer in any manner. We will give oral or written notice of any delay, extension or termination of, or amendment to, the exchange offer to the exchange agent. We will keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date on which notice of the exchange offer is given to holders of the Old Notes.

If we amend the exchange offer in a manner that we consider material, we will disclose that amendment by means of a prospectus supplement, and we will extend the exchange offer so that at least five business days remain in the exchange offer following notice of the material change.

If we determine to make a public announcement of any delay, extension, amendment or termination of the exchange offer, we will do so by making a timely release through an appropriate news agency.

If we terminate or withdraw the exchange offer, we will promptly return any Old Notes deposited under the exchange offer as required by Rule 14e-1(c) under the Exchange Act.

Conditions

The exchange offer is not conditioned on any minimum aggregate principal amount of Old Notes being tendered or accepted for exchange. Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or issue any New Notes for, any Old Notes and may terminate or amend the exchange offer before the acceptance of the Old Notes, if:

•	such Old Notes are tendered to us other than in accordance with the terms and conditions of the exchange offer;

•	we determine that the exchange offer, or the making of any exchange by a holder, violates any applicable law or any applicable interpretation by the staff of the SEC; or

•

any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

The conditions listed above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions. We reserve the absolute right to waive these conditions in whole or in part at any time and from time to time in our sole discretion prior to the expiration date, subject to applicable law. Our failure at any time to exercise any of the above rights will not be considered a waiver of that right, and that right will be considered an ongoing right which we may assert at any time and from time to time.

In addition, we will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for those Old Notes, if at any time any stop order is threatened or issued by the SEC with respect to the registration statement for the exchange offer and the New Notes or the qualification of the indenture under the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act. In any such event, we must use our commercially reasonable efforts to obtain the withdrawal of any such stop order as soon as practicable and provide prompt notice to each holder of the withdrawal of any such stop order.

Further, we will not be obligated to accept for exchange the Old Notes of any holder that has not made to us the representations described under “The Exchange Offer—Eligibility; Transferability” and “Plan of Distribution.”

Procedures for Tendering Old Notes

To participate in the exchange offer, you must validly tender your Old Notes to the exchange agent as described below. It is your responsibility to validly tender your Old Notes.

If you have any questions or need help in exchanging your Old Notes, please contact the exchange agent, whose address, phone number and email address are set forth below in “The Exchange Offer—Exchange Agent.”

Book-Entry Old Notes

For any Old Notes that were issued in book-entry form and are represented by global certificates held for the account of DTC, as depositary, or its nominee, DTC or its nominee is treated as the registered holder of the Old Notes and will be the only entity that can tender your Old Notes for New Notes. Therefore, to validly tender Old Notes and to obtain New Notes, you must comply with the procedures described below to initiate the exchange agent’s book-entry transfer of the Old Notes into the exchange agent’s account at DTC using DTC’s ATOP procedures. To comply with those procedures, you must cause:

•	a properly transmitted “agent’s message” (as defined below) to be received by the exchange agent through ATOP prior to 5:00 p.m., Eastern Time, on the expiration date; and

•

a timely confirmation of a book-entry tender of the Old Notes into the exchange agent’s account at DTC through ATOP pursuant to the procedure for book-entry transfer described below to be received by the exchange agent prior to 5:00 p.m. Eastern Time on the expiration date.

Following receipt of a properly transmitted “agent’s message,” the exchange agent will establish an ATOP account with DTC for purposes of the exchange offer promptly after the commencement of the exchange offer. Any financial institution that is a DTC participant, including your broker or bank, may make a book-entry tender of outstanding Old Notes by causing the book-entry transfer of such Old Notes into the exchange agent’s ATOP account in accordance with DTC’s procedures for such transfers. Subject to the terms of the exchange offer, following the expiration or termination of the exchange offer, the exchange agent will exchange Old Notes validly tendered and not validly withdrawn prior to such expiration or termination for an equal principal amount of New Notes by credit to the holder’s account at DTC. If the entire principal amount of all Old Notes held by a holder is not tendered, then Old Notes for the principal amount of the Old Notes not tendered and accepted will be returned by credit to the holder’s account at DTC following the expiration date.

The term “agent’s message” means a message transmitted by a DTC participant to DTC, and thereafter transmitted by DTC to the exchange agent, which states that DTC has received an express acknowledgement from the participant stating that such participant and beneficial holder agree to be bound by the terms of the exchange offer, including the letter of transmittal, and that such agreement may be enforced against such participant.

Each agent’s message must include the following information:

•	name of the beneficial owner tendering such Old Notes;

•	account number of the beneficial owner tendering such Old Notes;

•	principal amount of Old Notes tendered by such beneficial owner; and

•	a confirmation that the beneficial owner of the Old Notes has agreed to be bound by the terms of the accompanying letter of transmittal.

The delivery of the Old Notes through DTC, and any transmission of an agent’s message through ATOP, is at the election and risk of the person tendering Old Notes. If we do not accept any tendered Old Notes for exchange or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged Old Notes will be returned, without expense, to their tendering holder by crediting the holder’s account at DTC, following the expiration or termination of the exchange offer.

By using the ATOP procedures to exchange Old Notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, by using the ATOP procedures to tender and exchange Old Notes, you will be bound by the terms of the letter of transmittal, and you will be deemed to have made the acknowledgements and the representations and warranties it contains, just as if you had signed it. Each tendering holder, by delivery of an agent’s message, waives any right to receive any notice of the acceptance of such tender.

Physical Notes

If your Old Notes were issued in physical form, then you must physically tender your Old Notes for New Notes. Therefore, to tender Old Notes subject to the exchange offer and to obtain New Notes you must transmit to UMB Bank, National Association, the exchange agent, at its address listed under “The Exchange Offer—Exchange Agent”:

•	the physical Old Note;

•	a properly completed and duly executed letter of transmittal; and

•	all other documents required by the letter of transmittal.

The method of delivery of original notes, letters of transmittal and all other required documents is at the holder’s election and risk. Holders of physical Old Notes should not send letters of transmittal or other required documents to us. If we do not accept any tendered Old Notes for exchange or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged physical Old Notes will be returned, without expense, to their tendering holder, following the expiration or termination of the exchange offer.

We will determine all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered Old Notes in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right, in our sole and absolute discretion, to reject any and all Old Notes that are not validly tendered or whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the absolute right, in our sole discretion subject to applicable law, to waive or amend any conditions of the exchange offer or to waive any defects, irregularities or conditions of tender as to any particular Old Notes, either before or after the expiration date. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the accompanying letter of transmittal, will be final and binding on all parties. No alternative, conditional or contingent tenders will be accepted. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within a time period we will reasonably determine. We are not required to waive defects and are not required to notify you of defects in your tender. Although we intend to request the exchange agent to notify holders of defects or irregularities relating to tenders and withdrawals of Old

Notes, neither we, the exchange agent nor any other person will have any duty or incur any liability for failure to give such notification. Tenders of Old Notes will not be considered to have been made until any defects or irregularities have been cured or waived. If we waive any terms or conditions with respect to one noteholder, we will extend the same waiver to all noteholders with respect to that term or condition. Any Old Notes received by the exchange agent that are not validly tendered and for which defects or irregularities have not been cured or waived will be returned by the exchange agent, without expense, to the tendering holders following the expiration date. Each tendering holder, by delivery of an agent’s message, waives any right to receive any notice of acceptance of such tender.

The tender by a holder of Old Notes that is not validly withdrawn prior to the expiration date of the exchange offer and that is accepted by us will constitute a binding agreement between us and the holder in accordance with the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. There is no procedure for guaranteed late delivery of the Old Notes in connection with the exchange offer.

Representations

By tendering Old Notes, each holder is deemed to have acknowledged to us all of the representations contained in the letter of transmittal, including that:

•	any New Notes that you receive will be acquired in the ordinary course of business;

•

you are not participating in the exchange offer with a view to distribute any New Notes nor do you have any arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the New Notes in violation of the provisions of the Securities Act;

•	you are not an “affiliate” (within the meaning of Rule 405 under the Securities Act);

•

if you are a broker-dealer that will receive New Notes for your own account in exchange for Old Notes, you acquired those New Notes as a result of market-making or other trading activities, and you will satisfy any applicable prospectus delivery requirements in connection with any resale of such New Notes; and

•	you are not acting on behalf of any person or entity who could not truthfully make the foregoing representations and warranties.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may validly withdraw your tender of Old Notes at any time before 5:00 p.m., Eastern Time, on the expiration date. For a withdrawal of tendered Old Notes to be effective: (1) if you hold book-entry Old Notes, the exchange agent must receive, before 5:00 p.m., Eastern Time, on the expiration date, a computer-generated notice of withdrawal transmitted by DTC on your behalf in accordance with the appropriate procedures of DTC’s ATOP system; or (2) if you hold physical Old Notes, you must provide a written notice of withdrawal to the exchange agent before 5:00 p.m., Eastern Time, on the expiration date. Any such notice of withdrawal must:

•	specify the name of the tendering holder of Old Notes to be withdrawn;

•	specify the principal amount of the Old Notes delivered for exchange;

•	if you hold book-entry Old Notes, specify the name and number of the account at DTC to be credited with the withdrawn Old Notes;

•	include a statement that such holder is withdrawing its election to have such Old Notes exchanged; and

•	if you hold book-entry Old Notes, otherwise comply with the procedures of DTC.

We will determine all questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices in our sole discretion, and our determination will be final and binding on all parties. Any Old Notes validly withdrawn will be considered not to have been validly tendered for purposes of the exchange offer, and no New Notes will be issued in exchange for such Old Notes. Any Old Notes that have been tendered but that are not accepted for exchange or that are withdrawn will be returned to the holder, without expense to such holder, after withdrawal, rejection of tender or termination of the exchange offer. Validly withdrawn Old Notes may be re-tendered by following one of the procedures described above under “—Procedures for Tendering Old Notes” at any time prior to the expiration date of the exchange offer.

Exchange Agent

UMB Bank, National Association, the trustee under the indenture, has been appointed the exchange agent for the exchange offer. Letters of transmittal and all correspondence in connection with the exchange offer should be sent or delivered by each holder of Old Notes, or a beneficial owner’s commercial bank, broker, dealer, trust company or other nominee, to the exchange agent as follows:

By Hand, Overnight Delivery or Mail (Registered or Certified Mail Recommended):

UMB Bank, National Association

Attn: Colin Crisp, Assistant Vice President

5555 San Felipe St., Suite 870

Houston, Texas 77056

For additional information, you may contact the exchange agent by calling (713) 275-1235 or emailing Colin.Crisp@umb.com.

We will pay the exchange agent reasonable and customary fees for its services (including attorneys’ fees) and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer.

Fees and Expenses

We will bear the expenses of soliciting tenders of the Old Notes and issuance of the New Notes. The principal solicitation is being made through ATOP. However, we may make additional solicitations by email, telephone or in person by our officers and employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. As indicated above, we will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses. We will also pay any other cash expenses that we incur in connection with the exchange offer.

Except as described below, we will pay all transfer taxes, if any, applicable to the exchange of Old Notes under the exchange offer. The tendering holder will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	New Notes and/or substitute Old Notes not exchanged are to be delivered to, or registered or issued in the name of, any person other than the registered holder of the Old Notes so exchanged;

•	tendered Old Notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of Old Notes under the exchange offer.

If satisfactory evidence of payment of transfer taxes is not submitted with the letter of transmittal, the amount of any transfer taxes will be billed to the tendering holder.

Accounting Treatment

We will record the New Notes at the same carrying value as the Old Notes reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon completion of the exchange offer.

Consequences of Failure to Exchange

Old Notes that are not exchanged will remain “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act and will be subject to the restrictions on transfer described in the Old Notes.

Accordingly, such Old Notes may not be offered, sold, pledged or otherwise transferred except:

•	to us or to any of our subsidiaries;

•	under a registration statement that has been declared effective under the Securities Act;

•

for so long as the Old Notes are eligible for resale pursuant to Rule 144A under the Securities Act, to a person the holder of the Old Notes and any person acting on its behalf reasonably believes is a “qualified institutional buyer” as defined in Rule 144A, that purchases for its own account or for the account of another qualified institutional buyer, in each case, to whom notice is given that the transfer is being made in reliance on Rule 144A; or

•

under any other available exemption from the registration requirements of the Securities Act (in which case we and the trustee will have the right to require the delivery of an opinion of counsel (at the holder’s sole cost), certifications and/or other information satisfactory to us and the trustee);

in each case, subject to compliance with any applicable foreign, state or other securities laws.

Upon completion of the exchange offer, due to the restrictions on transfer of the Old Notes and the absence of such restrictions applicable to the New Notes, it is likely that the market, if any, for Old Notes will be relatively less liquid than the market for New Notes. Consequently, holders of Old Notes who do not participate in the exchange offer could experience significant diminution in the value of their Old Notes, compared to the value of the New Notes. The holders of Old Notes not tendered will have no further registration rights, except that, under limited circumstances specified in the registration rights agreement, we may be required to file a shelf registration statement covering resales of Old Notes.

Additional Information Regarding the Registration Rights Agreement

As noted above, we are effecting the exchange offer to comply with our contractual obligations under the registration rights agreement. The registration rights agreement requires us to cause an exchange offer registration statement to be filed with the SEC under the Securities Act, use our commercially reasonable efforts to cause the registration statement to become effective, and satisfy certain other obligations, within certain time periods.

If:

•	the registration statement is not filed with the SEC on or prior to October 14, 2026;

•

the registration statement is not declared effective within 20 business days after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that the registration statement will not be reviewed, or will not be subject to further review; or

•	the exchange offer is not completed on or prior to the 360th day following the effective date of the registration statement;

the interest rate on the Old Notes will be increased by 0.25% per annum immediately following the date of such registration default and will increase by an additional 0.25% per annum immediately following each 90-day period during which additional interest accrues while the Company has not satisfied the relevant obligation, but in no event will such increase exceed 0.50% per annum. If at any time more than one registration default has occurred and is continuing, the increase in interest rate will apply as if there occurred a single registration default that begins on the date that the earliest such registration default occurred and ends on such date that there is no registration default. Following the cure of all such registration defaults, the accrual of additional interest will cease and the interest rate will be reduced to the original interest rate borne by the Old Notes.

Our obligation to register the exchange of the New Notes for the Old Notes will terminate upon completion of the exchange offer. However, under certain limited circumstances specified in the registration rights agreement, we may be required to file a shelf registration statement covering resales of the Old Notes.

DESCRIPTION OF THE NOTES

On June 16, 2026, we issued $100.0 million in aggregate principal amount of our 7.75% Senior Unsecured Notes due 2031, which we refer to in this prospectus as the “Old Notes.” The Old Notes were issued in a private placement transaction to certain qualified institutional buyers and institutional accredited investors, and as such, were not registered under the Securities Act. The Old Notes were issued under an indenture, dated June 16, 2026, between Universal Insurance Holdings, Inc., as issuer, and UMB Bank, National Association, as trustee, which we refer to as the “indenture.” The term “Notes” refers collectively to the Old Notes and the New Notes.

The New Notes will be issued under the indenture and will evidence the same debt as the Old Notes. The terms of the New Notes are identical in all material respects to those of the Old Notes, except that:

•	the New Notes have been registered with the SEC under the Securities Act and, as a result, will not bear any legend restricting their transfer;

•	the New Notes bear a different CUSIP number from the Old Notes;

•	the New Notes are generally not subject to transfer restrictions;

•	holders of the New Notes are not entitled to registration rights under the registration rights agreement that we entered into with the initial purchasers of the Old Notes or otherwise; and

•

because holders of New Notes are not entitled to registration rights, holders of the New Notes will not have the right to additional interest under the circumstances described in the registration rights agreement relating to our fulfillment of our registration obligations.

The New Notes will be issued only in registered form without coupons and in minimum denominations of $100,000 and any integral multiple of $1,000 in excess thereof. The New Notes will be evidenced by a global note deposited with the trustee for the New Notes, as custodian for DTC, and transfers of beneficial interests will be facilitated only through records maintained by DTC and its participants.

The terms of the New Notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act.

The following provides a summary of certain terms of the indenture and the New Notes. This summary is qualified in its entirety by reference to the complete indenture, which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part, and to the form of notes, which is included as an exhibit to the registration statement of which this prospectus is a part. We urge you to read the indenture and the form of notes because those documents, not this summary description, define your rights as holders of the New Notes. Whenever we refer to the defined terms of the indenture in this prospectus without defining them, the terms have the meanings given to them in the indenture. You must look to the indenture for the most complete description of the information summarized in this prospectus.

General

The exchange offer for the New Notes will be for up to $100.0 million in aggregate principal amount of the Old Notes. The New Notes, together with any Old Notes that remain outstanding after the exchange offer, will be treated as a single class for all purposes of the indenture, including, without limitation, waivers, consents, amendments, redemptions and offers to purchase.

Principal, Maturity and Interest

The New Notes have materially identical interest terms as the Old Notes, except with respect to additional interest that may be earned on the Old Notes under circumstances relating to our registration obligations under the registration rights agreement. Interest on the Notes will accrue from and including June 16, 2026. The Notes will mature and become payable, unless earlier redeemed, on June 30, 2031.

From and including June 16, 2026 to but excluding June 30, 2031 or any earlier redemption date, the New Notes will bear interest at a fixed annual rate equal to 7.75%, payable semiannually in arrears on June 30 and December 30 of each year, beginning December 30, 2026. During this period, interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. In the event that (x) the Notes are downgraded by Kroll Bond Rating Agency, LLC (“KBRA”) or any other Ratings Agency (as defined below) to below investment grade (i.e., BB+ (or its equivalent) or below), the rate of interest on the Notes will increase by 0.50% (50 basis points) or (y) the Notes have no rating from any Ratings Agency, the rate of interest on the Notes will increase by 1.00% (100 basis points); provided that, in each case, if the rating is subsequently upgraded back to investment grade (i.e., BBB- (or its equivalent) or higher), the rate of interest will decrease by 0.50% (50 basis points), in the case of clause (x), or if the Ratings Agency subsequently provides a rating of the Notes, the rate of interest will decrease by 1.00% (100 basis points), in the case of clause (y). In no circumstances will the annual interest rate exceed the initial rate by more than 1.00% per annum due to changes in and/or the absence of ratings of the Notes by the Ratings Agency, and in no event will the rate of interest ever be less than the initial interest rate at issuance. Each adjustment required by any event described above will take effect from the first interest payment date following the date on which we receive notice that such event has occurred. As such, interest will not accrue at such increased or decreased rate until the next interest payment date following the date on which the event occurs. If the Ratings Agency changes its rating of the Notes more than once prior to any particular interest payment date or ceases to provide a rating of the Notes, the last change by the Ratings Agency prior to such interest payment date will control for purposes of any interest rate increase or decrease.

“Ratings Agency” means KBRA or any other “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act that is designated as a “Credit Rating Provider” (or other similar designation) by the National Association of Insurance Commissioners selected by the Company to replace KBRA; provided that, notwithstanding the foregoing, in no event shall Egan-Jones Ratings Company constitute a Ratings Agency.

Interest on each New Note will accrue from the last interest payment date on which interest was paid on the Old Note surrendered in exchange thereof, or if no interest has been paid on such Old Note, from the date of its original issuance. Interest on the Old Notes accepted for exchange will cease to accrue upon the issuance of the New Notes.

We will make each interest payment to the holders of record of the Notes at the close of business on the fifteenth calendar day prior to the applicable interest payment date, without regard to whether such day is a business day. Principal of and interest on the Notes will be payable, and the Notes will be exchangeable and transferable at the office or agency that we have designated and maintain for such purposes, which, initially, will be the corporate trust office of the trustee located at UMB Bank, National Association, 5555 San Felipe St., Suite 870, Houston, Texas 77056, Attention: Colin Crisp, Assistant Vice President; except that payment of interest may be made at our option by mailing a check to the address of the person entitled thereto as shown on the security register or by transfer to an account maintained by the payee with a bank located in the United States.

Ranking

The New Notes will be our general unsecured senior obligations. They will rank: (1) equally in right of payment and upon liquidation with all of our existing and future senior unsecured indebtedness; (2) be effectively subordinate in right of payment to all of our existing and future secured indebtedness to the extent of the value of the collateral securing that indebtedness; (3) rank senior in right of payment and upon liquidation to any future subordinated indebtedness, the terms of which provide that such indebtedness ranks junior in right of payment to note indebtedness such as the Notes; and (4) be structurally subordinated to the liabilities of our subsidiaries.

As of June 30, 2026, the Company and its subsidiaries had approximately $100.4 million of aggregate outstanding third-party debt, consisting of the Notes and a statutory surplus note that UPCIC entered into on November 9, 2006 with the SBA under Florida’s Insurance Capital Build-Up Incentive Program. In addition, as of June 30, 2026, the Company, excluding its consolidated subsidiaries, had no indebtedness that would rank senior to the New Notes and no indebtedness that would rank subordinate to the New Notes. The Company also maintains a committed, unsecured revolving credit line with JPMorgan Chase Bank, N.A., with an aggregate commitment not to exceed $50.0 million, subject to annual renewal. As of June 30, 2026, the Revolving Loan was undrawn.

Redemption

At any time and from time to time prior to June 30, 2029, we may, at our option, redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium plus accrued and unpaid interest and Additional Interest, if any, thereon to, but not including, the redemption date, subject to the rights of Holders of the Notes on the relevant record date to receive interest due on the relevant interest payment date. “Applicable Premium” means, with respect to any Note on any applicable redemption date prior to June 30, 2029, an amount equal to the excess, if any, of (a) the present value at such redemption date of (i) the redemption price of such Note as of June 30, 2029 plus (ii) all required interest payments (excluding accrued but unpaid interest to such redemption date) due on such Note through June 30, 2029, computed using a discount rate equal to the Treasury Rate (as defined in the indenture) as of such redemption date plus 50 basis points, over (b) the outstanding principal amount of such Note, as calculated by us or our designee. In addition, we may, at our option, redeem the Notes, in whole or in part, on June 30, 2029 and at any time thereafter at the following redemption prices (expressed as a percentage of the principal amount) plus accrued and unpaid interest and Additional Interest, if any, on the Notes redeemed to, but not including, the applicable Redemption Date (subject to the rights of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the periods indicated below:

Year	Redemption Price
June 30, 2029 to but excluding June 30, 2030	101.9375%
June 30, 2030 and thereafter	100.0000%

If less than all of the Notes are to be redeemed, the Notes will be redeemed on a pro rata basis as to the holders, and if the Notes are represented by Global Notes held by DTC and such redemption is processed through DTC such redemption will be made on a “Pro Rata Pass-Through Distribution of Principal” basis in accordance with the procedures of DTC. In the event a pro rata redemption is not permitted under applicable law or applicable requirements of DTC, the Notes to be redeemed will be selected by lot or such method as the trustee will deem fair and appropriate.

Notices of redemption will be given in the manner provided for in the indenture to each holder of Notes to be redeemed at least five (5), but no more than 60, days before the redemption date to the holders of Notes to be redeemed. If any Note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion of the original Note, if any, will be issued in the name of the holder thereof upon surrender of the original note. Notes called for redemption become due and payable on the date fixed for redemption at the redemption price specified in the notice of redemption, together with any accrued and unpaid interest, if any, and additional interest, if and to the extent applicable. On and after the redemption date, interest will cease to accrue on Notes or portions of Notes called for redemption.

Notice of any redemption of the Notes may, at our discretion, be given prior to the satisfaction of one or more conditions precedent to such redemption, including, but not limited to, completion of a related corporate transaction, which includes, without limitation, (i) an offering of debt securities or other indebtedness, including any transaction intended to refinance or replace the Notes, (ii) an exchange offer for the Notes, (iii) an equity offering, or (iv) a merger, consolidation or sale of all or substantially all of our assets. If such redemption is subject to satisfaction of one or more conditions precedent, the redemption date may, at our discretion, be delayed until such time as any or all such conditions shall be satisfied (or waived by us in our sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by us in our sole discretion) by the redemption date, or by the redemption date as so delayed.

In addition, in the event that holders of not less than 90% in aggregate principal amount of the outstanding Notes accept a Change of Control Offer or Alternate Offer (each as defined below) and we (or any third party making such Change of Control Offer in lieu of us) purchase all of the Notes held by such holders, we will have the right, upon not less than five (5) nor more than 60 days’ prior notice, given not more than 30 days following the purchase pursuant to such Change of Control Offer or Alternate Offer, to redeem all of the Notes that remain outstanding following such purchase at a redemption price equal to the Change of Control Payment (as defined below) plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest on the Notes that remain outstanding, to the date of redemption (subject to the rights of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

The Notes are not subject to redemption at the option of the holders. Holders of the Notes have, however, the right to require us to repurchase their Notes upon a Change of Control as described under “—Offer to Repurchase upon a Change of Control” below.

Offer to Repurchase upon a Change of Control

If a Change of Control (as defined below) occurs, unless we have previously or concurrently exercised our right to redeem all of the Notes as described under “—Redemption” above, each holder of Notes will have the right, except as provided below, to require us to repurchase all or any part of that holder’s Notes pursuant to an offer (a “Change of Control Offer”) on the terms set forth in the indenture. In the Change of Control Offer, we will offer to make a cash payment (a “Change of Control Payment”) equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased to the date of repurchase (the “Change of Control Settlement Date”), subject to the rights of holders on the relevant record date to receive interest due on an interest payment date that is on or prior to the Change of Control Settlement Date.

Except as set forth below, within 30 days following any Change of Control, we will send a notice to each holder of Notes describing the transaction or transactions that constitute the Change of Control and offering to repurchase properly tendered Notes on the Change of Control Settlement Date specified in the notice, which date will be no earlier than five (5) days and no later than 60 days from the date such notice is sent. The notice will state, among other things: that all Notes tendered will be accepted for payment; the Change of Control Payment and the Change of Control Settlement Date; that any Note not tendered will continue to accrue interest; that, unless we default in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Settlement Date; that holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to transfer such Notes by book-entry transfer to the paying agent at the address specified in the notice prior to the close of business on the third business day preceding the Change of Control Settlement Date; that holders will be entitled to withdraw their election if the paying agent receives, not later than the close of business on the second business day preceding the Change of Control Settlement Date, a letter or electronic transmission setting forth the name of the holder, the principal amount of Notes delivered for purchase, and a statement that such holder is withdrawing its election to have the Notes purchased; and that holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered. Promptly following the expiration of the Change of Control Offer, we will, to the extent lawful, accept for payment all

Notes or portions of Notes properly tendered pursuant to the Change of Control Offer and, on the Change of Control Settlement Date, deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered. On the Change of Control Settlement Date, the paying agent will send to each holder of Notes properly tendered the Change of Control Payment for such Notes (or, if all the Notes are then in global form, make such payment through the facilities of the depositary). Any Note so accepted for payment will cease to accrue interest on and after the Change of Control Settlement Date, unless we default in making the Change of Control Payment.

Notwithstanding any provision to the contrary, we will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, (2) notice of redemption of all outstanding Notes has been given pursuant to the indenture unless and until there is a default in payment of the applicable redemption price or (3) in connection with or in contemplation of any Change of Control, we have made an offer to repurchase (an “Alternate Offer”) any and all Notes validly tendered at a cash price equal to or higher than the Change of Control Payment and have purchased all Notes properly tendered in accordance with the terms of the Alternate Offer. Notwithstanding anything to the contrary contained in the indenture, a Change of Control Offer or Alternate Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer or Alternate Offer is made. In the event that holders of not less than 90% in aggregate principal amount of the outstanding Notes accept a Change of Control Offer or Alternate Offer and we (or any third party making such Change of Control Offer in lieu of us) purchase all of the Notes held by such holders, we will have the right, as described under “—Redemption” above, to redeem all of the Notes that remain outstanding.

“Change of Control” means the occurrence of any of the following: (i) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its subsidiaries taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), in each case which occurrence is followed by a Ratings Decline within 90 days thereafter; (ii) the adoption of a plan relating to the liquidation or dissolution of the Company; or (iii) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), becomes the beneficial owner, directly or indirectly, of more than 50% of the common stock of the Company, measured by voting power rather than number of shares, units or the like, in each case which occurrence is followed by a Ratings Decline within 90 days thereafter.

“Ratings Decline” means a decrease in the rating of the Notes by a Ratings Agency by one or more gradations (including gradations within Ratings Categories as well as between Ratings Categories). In determining whether the rating of the Notes has decreased by one or more gradations, a change within a Ratings Category (namely + or -) will be taken into account; for example, a rating decline either from BBB to BBB- or BB- to B+ will constitute a decrease of one gradation.

“Ratings Category” means, with respect to KBRA, any of the following categories: AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories), and may append “-” or “+” modifiers (or equivalent modifiers used by any replacement Ratings Agency) to ratings in categories AA through CCC to indicate, respectively, upper and lower risk levels within the broader category.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control provisions of the indenture, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the indenture by virtue of any such conflict.

Repurchases

We may purchase Notes at any time on the open market or otherwise. If we purchase Notes in this manner, we have the discretion to hold, resell or surrender the Notes to the trustee under the indenture for cancellation.

No Sinking Fund

The Notes will not be entitled to the benefit of any sinking fund. This means that we will not deposit money on a regular basis into any separate custodial account to repay the notes.

Form, Denomination, Transfer, Exchange and Book-Entry Procedures

The Notes will be issued only in registered form without coupons and in minimum denominations of $100,000 and any integral multiple of $1,000 in excess thereof.

The New Notes will be evidenced by a global note that will be deposited with, or on behalf of, DTC, or any successor thereto, and registered in the name of Cede & Co., or Cede, as nominee of DTC. Except as set forth below, record ownership of the global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

The global note will not be registered in the name of any person, or exchanged for Notes that are registered in the name of any person, other than DTC, a successor of DTC, or its nominee, unless one of the following occurs:

•

DTC notifies us that it is unwilling or unable to continue acting as the depositary for the global note, or DTC has ceased to be a clearing agency registered under the Exchange Act, and in either case, we do not appoint a successor depositary within 90 days;

•	we determine that the Notes are no longer to be represented by the global note and so notify the trustee in writing; or

•	an event of default with respect to the Notes has occurred and is continuing and DTC has requested the issuance of Notes in certificated form.

In those circumstances, DTC will determine in whose names any securities issued in exchange for the global note will be registered. Any such Notes in certificated form will be issued in minimum denominations of $100,000 and any integral multiples of $1,000 in excess thereof and may be transferred or exchanged only in such minimum denominations.

DTC, a successor to DTC, or its nominee will be considered the sole owner and holder of the global note for all purposes, and as a result:

•	you cannot receive Notes registered in your name if they are represented by the global note;

•	you cannot receive certificated (physical) notes in exchange for your beneficial interest in the global note;

•	you will not be considered to be the owner or holder of the global note or any Note it represents for any purpose; and

•	all payments on the global note will be made to DTC, a successor to DTC, or its nominee.

The laws of some jurisdictions require that certain kinds of purchasers (for example, certain insurance companies) can only own securities in certificated form. These laws may limit your ability to transfer your beneficial interests in the global note to these types of purchasers.

Only institutions (such as a securities broker or dealer) that have accounts with DTC or its nominee, referred to as “participants,” and persons that may hold beneficial interests through participants (including through Euroclear Bank SA/NV or Clearstream Banking, société anonyme, as DTC participants) can own a beneficial interest in the global note. The only place where the ownership of beneficial interests in the global note will appear and the only way the transfer of those interests can be made will be on the records kept by DTC (for their participants’ interests) and the records kept by those participants (for interests of persons held by participants on their behalf).

Secondary trading in bonds and notes of corporate issuers is generally settled in clearinghouse (that is, next day) funds. In contrast, beneficial interests in a global note usually trade in DTC’s same-day funds settlement system and settle in immediately available funds. We make no representations as to the effect that settlement in immediately available funds will have on trading activity in those beneficial interests.

Cash payments of interest on and principal of the global note will be made to Cede, the nominee for DTC, as the registered owner of the global note. These payments will be made by wire transfer of immediately available funds on each payment date.

You may exchange or transfer the Notes at the corporate trust office of the trustee for the Notes or at any other office or agency maintained by us for those purposes. We will not require payment of a service charge for any transfer or exchange of the Notes, but we may require payment of a sum sufficient to cover any applicable tax or other governmental charge.

We have been informed that, with respect to any cash payment of interest on or principal of the global note, DTC’s practice is to credit participants’ accounts on the payment date with payments in amounts proportionate to their respective beneficial interests in the Notes represented by the global note as shown on DTC’s records, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in Notes represented by the global note held through participants will be the responsibility of those participants, as is now the case with securities held for the accounts of customers registered in “street name.”

We also understand that neither DTC nor Cede will consent or vote with respect to the Notes. We have been advised that, under its usual procedures, DTC will mail an “omnibus proxy” to us as soon as possible after the record date. The omnibus proxy assigns Cede’s consenting or voting rights to those participants to whose accounts the Notes are credited on the record date identified in a listing attached to the omnibus proxy.

Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge the interest to persons or entities that do not participate in the DTC book-entry system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate evidencing its interest.

DTC has advised that it will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange) only at the direction of one or more participants to whose account with DTC interests in the global note are credited and only in respect of such portion of the principal amount of the Notes represented by the global note as to which such participant has, or participants have, given such direction.

DTC has also advised as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve, a “clearing corporation” within the meaning of the Uniform Commercial Code, as amended, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Certain of such participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

The policies and procedures of DTC, which may change periodically, will apply to payments, transfers, exchanges and other matters relating to beneficial interests in the global note. We and the trustee have no responsibility or liability for any aspect of DTC’s or any participants’ records relating to beneficial interests in the global note, including for payments made on the global note, and we and the trustee are not responsible for maintaining, supervising or reviewing any of those records.

Indenture Covenants

The indenture contains the following financial covenants:

•	The Company shall maintain cash on hand at least equal to the next twelve months of interest payments on the Notes so long as the Notes remain outstanding.

•	The Company shall maintain, as of the last day of each fiscal quarter, a Consolidated Indebtedness to GAAP Capitalization Ratio (as such term is defined in the indenture) of no greater than 40%.

•

Other than existing secured indebtedness of the Company or any of its subsidiaries, the Company will not incur or permit to exist any mortgage, pledge, encumbrance or lien or charge securing indebtedness on any property or asset of the Company or any of its subsidiaries in excess of 40% of the Consolidated Indebtedness (as such term is defined in the indenture) of the Company when combined with any existing secured indebtedness of the Company or any of its subsidiaries.

•

The Company will use reasonable best efforts to maintain a rating of the Notes from KBRA, provided that, in the event KBRA is no longer available to rate the Notes, the Company shall use its reasonable best efforts to maintain a rating of the Notes with another Ratings Agency.

Events of Default; Right of Acceleration; Failure to Pay Principal or Interest

The following are events of default under the indenture:

•

the entry of a decree or order for relief in respect of us by a court having jurisdiction in the premises in an involuntary case or proceeding under any applicable bankruptcy, insolvency or reorganization law, in effect at the time we entered into the indenture or thereafter in effect of the United States or any political subdivision thereof, and such decree or order will have continued unstayed and in effect for a period of 60 consecutive days;

•

the commencement by us of a voluntary case under any applicable bankruptcy, insolvency or reorganization law, in effect at the time we entered into the indenture or thereafter in effect of the United States or any political subdivision thereof, or our consent to the entry of a decree or order for relief in an involuntary case or proceeding under any such law;

•	our failure to pay any installment of interest on any of the Notes as and when the same will become due and payable, and the continuation of such failure for a period of 30 days;

•	our failure to pay all or any part of the principal of any of the Notes as and when the same will become due and payable under the indenture;

•

our failure to perform certain covenants in our indenture, including the requirements to (i) maintain a Consolidated Indebtedness to GAAP Capitalization Ratio (as such term is defined in the indenture) of no greater than 40% as of the last day of each fiscal quarter; (ii) maintain sufficient cash on hand to cover the next 12 months of interest payments on the Notes; and (iii) other than existing secured indebtedness, not incur or permit secured indebtedness in excess of 40% of the Consolidated Indebtedness; and the continuation of such failure to satisfy any of items (i) through (iii) for a period of 90 days after the date on which a notice specifying such failure, stating that such notice is a “Notice of Default” under the indenture and demanding that we remedy the same, is given to us by the trustee, or is given to us and the trustee by the holders of at least 30% in aggregate principal amount of the Notes at the time outstanding; and

•

our default under any bond, debenture, note or other evidence of indebtedness for money borrowed by us having an aggregate principal amount outstanding of at least $20,000,000, whether such indebtedness existed at the time we entered into the indenture or was thereafter created or incurred, which default (1) constitutes a failure to pay any portion of the principal of such indebtedness when due and payable after the expiration of any applicable grace period or (2) results in such indebtedness becoming due, or being declared due, and payable prior to the date on which it otherwise would have become due and payable without, in the case of clause (1), such indebtedness having been discharged or, in the case of clause (2), without such indebtedness having been discharged or such acceleration having been rescinded or annulled.

If an event of default with respect to the Notes occurs due to a bankruptcy event described in the first two bullets above, then the principal of all of the outstanding Notes and all accrued and unpaid interest, if any, thereon will become immediately due and payable without any declaration or other act on the part of the trustee or any holder of the Notes. If an event of default with respect to the Notes occurs due to any reason other than a bankruptcy event, neither the trustee nor any holder may accelerate the maturity of the Notes.

Under the indenture, if we fail to pay any installment of interest on any Note when such interest becomes due and payable, and such default continues for a period of 30 days, or if we fail to pay all or any part of the principal of any Note when such principal becomes due and payable, the trustee may, subject to certain limitations and conditions, demand that we pay to the trustee, for the benefit of the holders of the Notes, the whole amount then due and payable with respect to such Notes, with interest upon the overdue principal and, to the extent permitted by applicable law, upon any overdue installments of interest at the rate or respective rates, as the case may be, provided for or with respect to such Notes or, if no such rate or rates are so provided, at the rate or respective rates, as the case may be, of interest borne by such Notes. Neither the trustee nor the holders of the Notes will have the right to accelerate the maturity of the Notes in the case of our failure to pay the principal of or interest on the Notes or our nonperformance of any other covenant or warranty under the Notes or the indenture.

Amendment, Supplement and Waiver

Without the consent of any holder of Notes, we and the trustee, at any time and from time to time, may enter into one or more supplemental indentures, in form satisfactory to the trustee for any of the following purposes:

•	to evidence the succession of another person to the Company and the assumption by any such successor of our covenants contained in the indenture and in the Notes;

•	to add to the covenants of the Company for the benefit of holders of the Notes or to surrender any right or power conferred upon us with respect to the Notes issued under the indenture;

•	to permit or facilitate the issuance of Notes in uncertificated or global form, provided any such action will not adversely affect the interests of the holders of then outstanding Notes;

•

to evidence and provide for the acceptance of appointment under the indenture by a successor trustee with respect to the Notes and to add to or change any of the provisions of the indenture, as necessary, to provide for or facilitate the administration of the trusts thereunder by more than one trustee, in accordance with the requirements set forth in the indenture;

•	to cure any ambiguity or to correct or supplement any provision in the indenture that may be defective or that may be inconsistent with any other provision therein;

•

to make any other provisions with respect to matters or questions arising under the indenture that will not adversely affect the interests of the holders of then-outstanding Notes in any material respect;

•	to add any additional events of default;

•

to supplement any of the provisions of the indenture to such extent necessary to permit or facilitate the legal defeasance, covenant defeasance and/or satisfaction and discharge of the Notes in accordance with the indenture, provided that any such action will not adversely affect the interests of any holder of Notes in any material respect;

•	to provide for the issuance of the New Notes pursuant to the exchange offer;

•	to conform any provision in the indenture to the requirements of the Trust Indenture Act; or

•	to make any change that does not adversely affect the legal rights under the indenture of any holder of then-outstanding Notes.

With the consent of the holders of not less than a majority in principal amount of the outstanding notes, we and the trustee may enter into one or more supplemental indentures to add any provisions to, or change in any manner, eliminate any of the provisions of the indenture or of the Notes or modify in any manner the contractual rights of the holders of the Notes under the indenture, except that no such supplemental indenture, without the consent of the holder of each outstanding Note affected thereby, will:

•	reduce the rate of or change the time for payment of interest, including defaulted interest, on any Notes;

•	reduce the principal of or change the stated maturity of any Notes or change the date on which any Notes may be subject to redemption or reduce the redemption price therefor;

•	make any Note payable in money other than U.S. dollars;

•

make any change in provisions of the indenture protecting the right of each holder of the Notes to receive payment of principal of and interest on such Notes on or after the due date thereof or to bring suit to enforce such payment;

•

reduce the percentage of principal amount of outstanding Notes whose holders’ consent is required for any supplemental indenture, or any waiver of compliance with certain provisions of the indenture or certain defaults under the indenture and their consequences, as provided in the sections of the indenture relating to waiver of past defaults or waiver of certain covenants; or

•

modify any of the provisions of the section of the indenture governing supplemental indentures with the consent of holders, or those provisions relating to waiver of past defaults or waiver of certain covenants, except to increase any such percentage required for such actions or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding Note affected thereby.

The holders of not less than a majority in aggregate principal amount of the outstanding Notes may, on behalf of the holders of all Notes, waive any past default under the indenture and its consequences, except a default in the payment of the principal of, or interest on, any Note, or in respect of a covenant or provision of the indenture which, under the terms of the indenture, cannot be modified or amended without the consent of the holder of each outstanding Note.

Satisfaction and Discharge of the Indenture; Defeasance

We may terminate our obligations under the indenture when:

•

either: (1) all Notes (with certain specified exceptions) have been delivered to the trustee for cancellation, or (2) all Notes that have not been delivered to the trustee for cancellation (a) have become due and payable, (b) will become due and payable at their stated maturity within one year or (c) if redeemable at our option, are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee, and we have deposited or caused to be deposited with the trustee funds in an amount sufficient to pay and discharge the entire indebtedness on such outstanding Notes, including the applicable principal and interest on such Notes;

•	we have paid or caused to be paid all other sums payable by us under the indenture with respect to the outstanding Notes; and

•

we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been satisfied.

We may elect, at our option and at any time, to have our obligations discharged with respect to the outstanding Notes, which we refer to as “legal defeasance.” “Legal defeasance” means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes and will be deemed to have been discharged from our obligations with respect to the outstanding Notes, except that the following rights and obligations will survive until otherwise terminated or discharged under the indenture:

•	the rights of the holders of such outstanding Notes to receive payments in respect of the principal of and interest on such Notes when payments are due;

•

our and the trustee’s obligations with respect to such Notes concerning registration of Notes, mutilated, destroyed, lost and stolen Notes, maintenance of an office or agency for payment and money for payments on the Notes to be held in trust;

•	the rights, powers, trusts, duties and immunities of the trustee under the indenture; and

•	the defeasance provisions of the indenture.

In addition, we may elect, at our option, to have our obligations released with respect to certain covenants contained in the indenture, which we refer to as “covenant defeasance.”

To exercise either legal defeasance or covenant defeasance with respect to outstanding Notes:

•

we will irrevocably have deposited or caused to be deposited with the trustee as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to, the benefit of the holders of outstanding Notes, (1) an amount in U.S. dollars, (2) government obligations that through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than one calendar day before the due date of any payment of principal of and interest, if any, on such Notes, money or (3) a combination thereof, in any case, in an amount, sufficient, without consideration of any reinvestment of such principal and interest, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the trustee, to pay and discharge, and which will be applied by the trustee to pay and discharge, the principal of and interest, if any, on, such outstanding Notes on the stated maturity of such principal or installment of principal or interest or the applicable redemption date, as the case may be;

•

such legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we or any of our subsidiaries are a party or by which we or any of them are bound;

•

no event of default or event that, with notice or lapse of time or both, would become an event of default with respect to such Notes will have occurred and be continuing on the date of such deposit, and, solely in the case of legal defeasance, no event of default or event that, with notice or lapse of time or both, would become an event of default under the indenture will have occurred and be continuing at any time during the period ending on and including the 91st day after the date of such deposit (it being understood that this condition to legal defeasance will not be deemed satisfied until the expiration of such period);

•

in the case of legal defeasance, we will have delivered to the trustee an opinion of counsel stating that (1) an Internal Revenue Service ruling has been received by us or has been published or (2) since the date of the indenture, there has been a change in applicable federal income tax law, in either case, to the effect that, and based thereon, such opinion of independent counsel will confirm that, the holders of such outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

•

in the case of covenant defeasance, we will have delivered to the trustee an opinion of counsel to the effect that the holders of such outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

•

we will have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent to the legal defeasance or covenant defeasance, as the case may be, under the indenture have been satisfied;

•

if the moneys or government obligations, or combination thereof, as the case may be, deposited are sufficient to pay the principal of and interest, if any, on such Notes, provided that such Notes are redeemed on a particular redemption date, we will have given the trustee irrevocable instructions to redeem such Notes on such date and to provide notice of such redemption to holders of such Notes as provided in or under the indenture; and

•	the trustee will have received such other documents, assurances and opinions of counsel as the trustee will have reasonably required.

In connection with a discharge or defeasance, if the trustee is unable to apply the moneys deposited as contemplated under the satisfaction and discharge provisions of the indenture by reason of any legal proceeding or any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, our obligations under the indenture and the Notes will be revived as if the deposit had never occurred.

Regarding the Trustee

UMB Bank, National Association is acting as the trustee under the indenture and the initial paying agent and registrar for the Notes. From time to time, we and some of our subsidiaries may maintain deposit accounts and conduct other banking transactions, including lending transactions, with the trustee in the ordinary course of business.

Except during the continuance of an event of default under the indenture, the trustee will perform only such duties as are specifically set forth in the indenture.

The indenture and the Trust Indenture Act contain certain limitations on the rights of the trustee, if it becomes a creditor of our organization, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any “conflicting interest” (as defined in the Trust Indenture Act), it must eliminate such conflict within 90 days and apply to the SEC for permission to continue or resign.

The holders of a majority in aggregate principal amount of the outstanding Notes will have the right to direct the time, place and method of conducting any proceeding for any remedy available to the trustee or to exercise any trust or power conferred on the trustee, subject to certain exceptions. If an event of default has occurred and is continuing, the trustee will exercise such of the rights and powers vested in it by the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of the rights or powers vested in it by the indenture at the request or direction of any holder under the indenture, unless such holder will have offered to the trustee security or indemnity satisfactory to the trustee against the losses, liabilities and expenses that might be incurred by it in compliance with such request or direction.

No Personal Liability of Shareholders, Employees, Officers, Directors or Exchange Agent

None of our or any of our predecessors’ or successors’ past, present or future shareholders, employees, officers or directors, as such or in such capacity, nor the exchange agent will have any personal liability for any of our obligations under the Notes or the indenture by reason of his, her or its status as such shareholder, employee, officer or director. Each holder of Notes, by accepting a Note, waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

The Notes and the indenture are governed by and will be construed in accordance with the laws of the State of New York.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of the material U.S. federal income tax considerations of the exchange of outstanding Old Notes for New Notes in the exchange offer. It is not a complete analysis of all the potential tax considerations relating to the exchange of outstanding Old Notes for New Notes. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, existing and proposed regulations under the Code and any administrative and judicial interpretations and rulings thereof, all as currently in effect. These authorities are subject to change, possibly on a retroactive basis, and subject to differing interpretations. We cannot assure you that the Internal Revenue Service will not challenge one or more of the tax consequences described in this prospectus, and we have not obtained, and do not intend to obtain, a ruling from the Internal Revenue Service or an opinion of counsel with respect to the U.S. federal income tax consequences described herein. Furthermore, this discussion does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction or any non-income tax consequences of the exchange of Old Notes for New Notes.

This discussion is limited to the U.S. federal income tax consequences applicable to holders that purchased their Old Notes from us in the initial offering for cash at the initial offering price, held such Old Notes, and will hold the New Notes, as “capital assets” within the meaning of Section 1221 of the Code. This discussion does not address all U.S. federal income tax considerations that may be applicable to each holder’s particular circumstances or to holders that may be subject to special tax rules under U.S. federal income tax laws, including, but not limited to, banks, insurance companies, other financial institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, dealers or traders in securities, commodities or currencies, U.S. expatriates, controlled foreign corporations, passive foreign investment companies, holders subject to the alternative minimum tax, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, U.S. holders whose functional currency is not the U.S. dollar, persons that will hold the New Notes as a position in a hedging transaction, straddle or conversion transaction or as part of a “synthetic security,” other integrated transactions or risk reduction transactions, persons deemed to sell the New Notes under the constructive sale provisions of the Code, persons that will hold the New Notes in an individual retirement account, 401(k) plan or similar tax-favored account, accrual method taxpayers who are required to recognize income for U.S. federal income tax purposes no later than when such income is taken into account for financial accounting purposes, persons that purchase or sell Notes as part of a wash sale for tax purposes, entities or arrangements classified as partnerships for U.S. federal income tax purposes or other pass-through entities, or investors in such entities.

The exchange of Old Notes for New Notes in the exchange offer should not constitute a taxable exchange for U.S. federal income tax purposes. Consequently, (1) a holder of Old Notes should not recognize gain or loss upon the receipt of New Notes in the exchange offer, (2) a holder’s basis in the New Notes received in the exchange offer should be the same as such holder’s basis in the Old Notes surrendered in exchange therefor immediately before the exchange and (3) a holder’s holding period in the New Notes should include such holder’s holding period in the Old Notes surrendered in exchange therefor.

This discussion of material U.S. federal income tax considerations is for general information only and may not be applicable, depending upon a holder’s particular situation. Holders of Old Notes considering the exchange offer are urged to consult their own tax advisors with respect to the tax consequences to them of exchanging Old Notes for New Notes, including the tax consequences under state, local, estate, foreign and other tax laws and the possible effects of changes in United States or other tax laws.

PLAN OF DISTRIBUTION

Any broker-dealer that holds Old Notes acquired for its own account as a result of market-making activities or other trading activities and receives New Notes for its own account pursuant to the exchange offer may be a statutory underwriter and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by any such broker-dealer in connection with any resale of New Notes received in exchange for such Old Notes, provided that such broker-dealer notifies the Company to that effect in accordance with the instructions in the letter of transmittal. We will make additional copies of this prospectus, and any amendments or supplements hereto, available to any such broker-dealer that requests it in accordance with the instructions in the letter of transmittal. To the extent that any notifying broker-dealer participates in the exchange offer, we will use our commercially reasonable efforts to maintain the effectiveness of this prospectus for a period of 180 days following the expiration date of the exchange offer.

We will not receive any proceeds from any sale of New Notes by broker-dealers or any other persons. New Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any New Notes. Any broker-dealer that holds Old Notes acquired for its own account as a result of market-making activities or other trading activities and receives New Notes for its own account pursuant to the exchange offer and resells such New Notes and any broker-dealer that participates in a distribution of such New Notes may be a statutory “underwriter” within the meaning of the Securities Act, and any profit on any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with the resale of any such New Notes, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We will promptly send additional copies of this prospectus, and any amendments or supplements hereto, to any such broker-dealer that requests it in accordance with the instructions in the letter of transmittal. We have agreed to pay certain expenses in connection with the exchange offer and will indemnify the holders of the Old Notes (including any broker-dealers) against certain liabilities, including certain liabilities under the Securities Act.

LEGAL MATTERS

The validity of the New Notes will be passed upon for us by Gibson, Dunn & Crutcher LLP, 811 Main Street, Suite 3000, Houston, Texas 77002.

EXPERTS

The consolidated financial statements of Universal Insurance Holdings, Inc. as of December 31, 2025 and 2024 and for each of the years in the three-year period ended December 31, 2025, and the effectiveness of internal control over financial reporting as of December 31, 2025 included in our Annual Report on Form 10-K for the year ended December 31, 2025, have been incorporated by reference herein in reliance upon the reports of Plante & Moran, PLLC, independent registered public accounting firm, incorporated herein by reference, and upon the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Officers and Directors.

Under Section 145 of the Delaware General Corporation Law (“DGCL”), a corporation has the power to indemnify its directors and officers under certain prescribed circumstances and, subject to certain limitations, against certain costs and expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding, whether criminal, civil, administrative or investigative, to which any of them is a party by reason of him or her being a director or officer of the corporation if it is determined that he or she acted in accordance with the applicable standard of conduct set forth in such statutory provision. The Company’s charter provides that, pursuant to the DGCL, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to the Company and our stockholders. This provision in the charter does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Company or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Article VII of our charter provides that the Company will indemnify, to the fullest extent authorized by the DGCL, each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the Registrant against certain costs and expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection therewith, if it is determined that he or she acted in accordance with the applicable standard of conduct set forth in such statutory provision. We also maintain directors’ and officers’ liability insurance.

We have entered into indemnification agreements with each of our directors and certain of our executive officers. Pursuant to each indemnification agreement, and subject to the exceptions and limitations provided therein, we have agreed to indemnify and hold harmless such director or executive officer to the fullest extent permitted by law against any and all liabilities and expenses in connection with any proceeding to which such director or officer was, is or becomes a party arising out of his services as an officer, director, employee, agent or fiduciary of the Company or our subsidiaries.

The Company has been advised that, in the opinion of the SEC, insofar as a provision in our charter may be invoked for indemnification of liabilities arising under the Securities Act, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 21.	Exhibits and Financial Statement Schedules.

(a)	Exhibits:

Number	Description

3.1	Amended and Restated Certificate of Incorporation, as amended (incorporated herein by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K filed on February 24, 2017)

3.2	Amended and Restated Bylaws of Universal Insurance Holdings, Inc. (incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on June 19, 2017)

4.1	Indenture, dated June 16, 2026, between Universal Insurance Holdings, Inc. and UMB Bank, National Association, as trustee (incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K filed June 18, 2026)

4.2	Form of 7.75% Senior Unsecured Notes due 2031 (included in Exhibit 4.1)

5.1	Opinion of Gibson, Dunn & Crutcher LLP

10.1	Form of Note Purchase Agreement, dated June 16, 2026 (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed June 18, 2026)

10.2	Form of Registration Rights Agreement, dated June 16, 2026, by and among Universal Insurance Holdings, Inc. and the several purchasers (incorporated by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K filed June 18, 2026)

23.1	Consent of Plante & Moran, PLLC

23.2	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page to this registration statement)

25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of UMB Bank, National Association, with respect to the Indenture, dated as of June 16, 2026, between Universal Insurance Holdings, Inc. and UMB Bank, National Association, as trustee, relating to the 7.75% Senior Unsecured Notes Due 2031

99.1	Form of Letter of Transmittal relating to the 7.75% Senior Unsecured Notes Due 2031

107	Filing Fee Table

(b) Financial Statement Schedules:

All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission have been omitted because they are not required, amounts which would otherwise be required to be shown with respect to any item are not material, are inapplicable or the required information has already been provided elsewhere or incorporated by reference in the registration statement.

Item 22. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one (1) business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on this 9th day of September, 2026.

UNIVERSAL INSURANCE HOLDINGS, INC.

By:	/s/ Stephen J. Donaghy
Name: Stephen J. Donaghy
Title: Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints Stephen J. Donaghy and Frank C. Wilcox, and each of them, either of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any registration statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on September 9, 2026.

Signature	Title

/s/ Sean P. Downes Sean P. Downes	Executive Chairman and Director

/s/ Stephen J. Donaghy Stephen J. Donaghy	Chief Executive Officer (Principal Executive Officer) and Director

/s/ Frank C. Wilcox Frank C. Wilcox	Chief Financial Officer (Principal Financial Officer)

/s/ Gary L. Ropiecki Gary L. Ropiecki	Principal Accounting Officer

/s/ Kimberly D. Campos Kimberly D. Campos	Chief Information Officer, Chief Administrative Officer and Director

/s/ Carol G. Barton Carol G. Barton	Director

Signature	Title

/s/ Jon W. Springer Jon W. Springer	Director

/s/ Scott P. Callahan Scott P. Callahan	Director

/s/ Marlene M. Gordon Marlene M. Gordon	Director

/s/ Francis X. McCahill, III Francis X. McCahill, III	Director

/s/ Richard D. Peterson Richard D. Peterson	Director

/s/ Michael A. Pietrangelo Michael A. Pietrangelo	Director

/s/ Ozzie A. Schindler Ozzie A. Schindler	Director

/s/ Shannon A. Brown Shannon A. Brown	Director